Exhibit 99.1

WESTERN ASSET PREMIER BOND FUND

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Western Asset Premier Bond Fund Taxable Auction Market Preferred Shares — Series M and Series W

To be held on April 30, 2014

To the Holders of Preferred Shares of

Western Asset Premier Bond Fund (the “Fund”)

A Special Meeting of holders of the Fund’s Series M Taxable Auction Market Preferred Shares and Series W Taxable Auction Market Preferred Shares will be held at 100 International Drive, Baltimore, Maryland, on April 30, 2014 at 8:30 a.m., Eastern time (the “Meeting”), to consider and act upon the following matters:

Item 1.	To approve amendments to the Fund’s Bylaws that (i) authorize the Fund to borrow money under the conditions set forth in the proposed amendment and (ii) change the definition of the term “Lien” to exclude liens related to such borrowings.

Item 2.	Such other matters as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

The Board of Trustees has fixed the close of business on March 20, 2014 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting and any adjournment(s) or postponement(s) thereof.

By Order of the Board of Trustees

Robert I. Frenkel,

Secretary

Pasadena, California

April 9, 2014

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

WESTERN ASSET PREMIER BOND FUND

100 International Drive, Baltimore, Maryland 21202

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 30, 2014:

The proxy statement is available at http://www.kingproxy.com/leggmason

The accompanying proxy is solicited by the Board of Trustees of the Fund for use at the special meeting of holders of the Fund’s Series M Taxable Auction Market Preferred Shares and Series W Taxable Auction Market Preferred Shares (together, the “ARPS” or “Preferred Shares” and holders thereof the “Preferred Shareholders”) to be held at 100 International Drive, Baltimore, Maryland, on April 30, 2014 at 8:30 a.m., Eastern time (together with any adjournment(s) or postponement(s) thereof, the “Meeting”).

At the Meeting, Preferred Shareholders of the Fund will be asked to consider the matters set forth in the accompanying Notice of Special Meeting of Shareholders of Western Asset Premier Bond Fund Taxable Auction Market Preferred Shares (the “Notice”). This Proxy Statement and the form of proxy were first mailed to Preferred Shareholders on or about April 9, 2014.

The Board of Trustees has fixed the close of business on March 20, 2014 as the record date (“Record Date”) for the determination of Preferred Shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, the Fund had issued and outstanding 2,880 ARPS. The common shares of the Fund and ARPS are the only classes of shares currently authorized by the Fund.

Preferred Shareholders as of the Record Date will be entitled to one vote for each Preferred Share held, and a fractional vote with respect to fractional Preferred Shares, if any, on each matter to which they are entitled to vote, with no cumulative voting rights. Both series of Preferred Shares will vote together as a single class on Item 1 listed on the Notice.

Fifty percent of the Preferred Shares entitled to vote at the Meeting must be represented in person or by proxy to constitute a quorum with respect to Item 1 listed on the Notice. Thirty percent of the Preferred Shares entitled to vote at the Meeting must be represented in person or by proxy to constitute a quorum with respect to a matter unless a higher level is required under the Fund’s Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), the Fund’s bylaws, as amended to the date hereof (the “Bylaws”), or applicable law. Each Preferred Shareholder has the right to revoke such Preferred Shareholder’s proxy at any time before the ARPS to which it applies are voted. A proxy may be revoked by filing with the Secretary of the Fund a written revocation or a properly executed proxy bearing a later date or by voting in person at the Meeting. Any shareholder may attend the Meeting, whether or not such Preferred Shareholder has previously given a proxy.

The solicitation of proxies for the Meeting will be made primarily by mail. However, additional solicitation may take place in writing or by telephone or personal interview by officers of the Fund (or their designees), who will not receive compensation from the Fund for such services. In addition, you may receive a telephone call from an employee of the Fund’s investment adviser. The Fund will pay D.F. King a fee that is not expected to exceed $1,000 for distributing proxy materials and vote tracking. However, the exact cost will depend on the amount and types of services rendered. The Fund will reimburse brokers and other nominees, in accordance with New York Stock Exchange approved reimbursement rates, for their expenses in forwarding solicitation material to the beneficial owners of shares of the Fund. All expenses incurred in connection with the solicitation of proxies, including the services of D.F. King, will be borne by the Fund.

Abstentions and “broker non-votes” (i.e., proxies signed and returned by brokers with respect to Shares held by brokers or nominees as to which one or more votes is not indicated because (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter), if any, will be counted toward quorum and will have the effect of a vote against each proposed amendment to the Bylaws.

In accordance with the rules of the New York Stock Exchange, brokerage firms may vote for (or against) a proposal, on behalf of their clients who beneficially own ARPS and from whom they have not received voting instructions, in the same proportion as votes for (and against) such proposal that have been received from Preferred Shareholders if (i) a minimum of 30% of the outstanding ARPS of the Fund have been voted by the Preferred Shareholders and (ii) less than 10% of the outstanding ARPS have voted against such proposal.

Richard Sennett, Richard Wachterman, and Todd Kuehl, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Trustees to serve in such capacity. Mr. Sennett is the Principal Financial Officer of the Fund, Mr. Wachterman is Assistant Secretary of the Fund and Mr. Kuehl is the Chief Compliance Officer of the Fund. Each executed and returned proxy will be voted in accordance with the directions indicated thereon or, if no direction is indicated, such proxy will be voted “for” Item 1 listed on the Notice. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein.

The Board of Trustees is not aware of any other matters which are likely to be brought before the Meeting. However, if any such matters properly come before the Meeting, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion. Except where a different vote is required by any provision of law or the Declaration of Trust or Bylaws, a plurality of a quorum of the Shares necessary for the transaction of business at a shareholders’ meeting will decide any question. Approval of the Borrowing Amendment and the Lien Amendment (each, as defined below) under proposal 1 each requires the affirmative vote (i) 67% or more of the ARPS present at the Meeting, if the holders of more than 50% of the ARPS are present or represented by proxy, or (ii) more than 50% of the ARPS, whichever is less. If you have any questions about the enclosed proxy materials, please call your investment professional or D.F. King at 1-800-423-2107.

HOW TO SUBMIT A PROXY

Shareholders of record should complete, sign, and date the proxy card and return it in the prepaid envelope provided.

PROPOSAL 1

Amendments to the Fund’s Bylaws authorizing the Fund to borrow money under the conditions set forth in the proposed amendment and changing the definition of the term “Lien” to exclude liens related to such borrowings.

Overview

The Board of Trustees of the Fund (the “Board”) has concluded making a tender offer for the ARPS under the terms and conditions summarized below (the “Tender Offer”) would be in the best interests of the Fund and the holders of its ARPS and common shares. However, in order to accomplish that goal and maintain the Fund’s ability to leverage, amendments to the Fund’s Bylaws (the “Amendments”) are required. The Amendments would authorize the Fund to borrow money under certain conditions as long as the aggregate principal amount of such borrowings does not exceed the aggregate liquidation preference of the number of ARPS that are, or have been, purchased or redeemed by the Fund (the “Borrowing Amendment”). The Amendments would have the further effect that liens granted by the Fund on its assets in connection with such borrowings would be disregarded for purposes of the asset coverage maintenance tests (described further below) under the Bylaws (the “Lien Amendment”).

If the proposed Amendments are approved by the Preferred Shareholders, and other conditions are satisfied, the Fund intends to subsequently conduct a Tender Offer for up to 100% of its outstanding ARPS at a price equal to 97% of the liquidation preference of $25,000 per share of the ARPS (the “Liquidation Preference”), or $24,250, plus accrued and unpaid dividends thereon through the expiration of the Tender Offer.

At the Meeting, separate votes will be cast by the Preferred Shareholders on the Borrowing Amendment and the Lien Amendment. The Fund’s current intention to conduct the Tender Offer described above is predicated upon approval of both of the Amendments. If only one of the Amendments is approved, the Fund’s ability to conduct the Tender Offer described in this Proxy Statement may be significantly restricted. If only one of the Amendments is approved, the Board would determine what course of action to take, which might involve not launching the Tender Offer or launching a tender offer on different terms than described in this Proxy Statement.

It is expected that the Tender Offer, if commenced, would contain a number of conditions, including a condition related to the Fund’s ability to close upon a secured credit facility and borrow a sufficient amount to replace the ARPS accepted in the Tender Offer. Certain other conditions and terms would be set forth in the Fund’s tender offer materials when they are filed and become available.1 Even if the Amendments are approved by Preferred Shareholders, there can be no assurance that the Fund will enter into a definitive credit facility or borrow thereunder or that any ARPS will be purchased, due to market factors or for other reasons, although the Fund presently intends to seek to engage in a Tender Offer and close on a credit facility if the Amendments are approved.

[1]	Additional expected conditions include: (1) the Tender Offer and related transactions, if consummated, would not (a) result in delisting of the Fund’s common shares from the New York Stock Exchange (the “NYSE”); (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of Preferred Shareholders who receive distributions from the Fund); or (c) result in a failure to comply with applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) that no action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity is instituted, pending or threatened before any governmental entity or court, which (a) restrains, prohibits or materially delays the making or consummation of the Tender Offer; (b) challenges the acquisition by the Fund of Preferred Shares pursuant to the Tender Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Tender Offer; (c) seeks to obtain any material amount of damages in connection with the Tender Offer; or (d) otherwise directly or indirectly adversely affects the Tender Offer or the Fund; (3) there is no (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (e) in the Board’s judgment, other events or conditions which would have a material adverse effect on the Fund or the Preferred Shareholders if tendered ARPS were purchased; and (4) the Board determines that effecting any such transaction would not constitute a breach of its fiduciary duty owed to the Fund or its Preferred Shareholders. Certain other conditions may be included in the Tender Offer if the Board decides such additional conditions are in the best interest of the Fund or the Preferred Shareholders. The final terms of any Tender Offer will be described in the Fund’s tender offer materials.

The following discussion of the terms of the ARPS and the Amendments is only a summary. For complete information please refer to the proposed Amendments and detailed current descriptions of the ARPS excerpted from the current Bylaws, which are attached to this proxy statement as Appendixes A and B, respectively.

Summary Description of Relevant Current Bylaw Provisions and Proposed Amendments

General

Article 12, Section 12.1 of the Bylaws (attached at Appendix B to this Proxy Statement in its current form without the proposed amendments) designates and specifies the rights and preferences of the ARPS. It contains no express restriction on the ability of the Fund to engage in a Tender Offer; however there are two provisions that significantly restrict the ability of the Fund to replace the tendered ARPS and associated leverage with a secured credit facility. These two provisions, related to borrowings by the Fund and the asset coverage maintenance tests under the Bylaws, are discussed below. The Fund does not currently intend to proceed with a Tender Offer if the Fund cannot replace the tendered ARPS and associated leverage with a secured credit facility.

Borrowing under the Bylaws

The Bylaws currently significantly limit the situations in which the Fund may borrow while any preferred shares, including the ARPS, are outstanding. Very generally, unless the Fund obtains written confirmation from each of Moody’s Corporation (“Moody’s”) and Fitch Ratings Inc. (“Fitch” together with Moody’s, the “Rating Agencies”) that the rating then assigned by such Rating Agency to the ARPS will not be impaired (each a “Rating Confirmation”) by the borrowing, the Fund may not borrow money except for the purpose of clearing securities transactions (and then only if specified conditions are satisfied).

The Amendments would authorize the Fund to borrow money from time to time without the Fund obtaining Rating Confirmations as long as the aggregate principal amount of the borrowing under the new provision of the Bylaws does not exceed the aggregate Liquidation Preference of the number of ARPS that are or have been purchased or redeemed by the Fund from time to time.2 To date, the Fund has not purchased or redeemed any preferred shares (including any ARPS). The new type of borrowings authorized by the Amendments would be limited to borrowings evidenced by a promissory note or other evidence of indebtedness that is not intended to be publicly distributed, such as a credit facility from a bank.3

Changing the restriction on borrowing in the Bylaws in this manner would enable the Fund to replace any tendered (or redeemed) ARPS and the associated leverage by borrowing, as measured by the Liquidation Preference of the ARPS purchased (or redeemed) by the Fund as compared with the principal amount of borrowings for leverage purposes. The cost of leverage to the Fund resulting from borrowing would be expected to differ from the cost of leverage associated with the ARPS, would vary over time and, in many cases, the cost of leverage through borrowing may exceed the cost of leverage through the ARPS. If the Fund had borrowed as of April 2, 2014 under the anticipated terms of the credit facility, it is expected that the Fund

[2]	If and when no ARPS are outstanding, due to the tender offer or otherwise, it is expected that Article 12 of the Bylaws, and any related borrowing restriction, would be eliminated, although the Fund would remain subject to restrictions on borrowing under applicable law or any applicable investment policies of the Fund.
[3]	Entering into a secured credit facility would cause the Fund to incur various expenses, such as, among others, the costs of initially closing on the credit facility, interest on any outstanding loan from the credit facility and any annual commitment fee that may be payable on any unused portion of the credit facility.

would have paid an annualized variable rate of interest of approximately 0.85% – 1.03%,4 which is greater than the annualized dividend rates then payable on the ARPS, which were 0.14% and 0.10% for Series W and M, respectively. Preferred Shareholders should note that a Tender Offer at 97% of the Liquidation Preference, plus accrued and unpaid dividends thereon through the expiration of the Tender Offer, the Fund’s current intended Tender Offer terms, would be expected to result in accretion to the net asset value of the Fund’s common shares following the Tender Offer, due to the fact that the tender price would represent a 3% discount to the Liquidation Preference, plus accrued and unpaid dividends thereon through the expiration of the Tender Offer, of the ARPS.

If the Amendments are approved, the Fund currently intends to seek to conduct the Tender Offer and enter into, and borrow under, a secured credit facility in a principal amount that would approximately correspond to the aggregate Liquidation Preference of the number of ARPS purchased in the Tender Offer. If the Fund obtains investment leverage by borrowing under such a credit facility, it is currently expected that the credit facility would be for a twelve-month term and that the Fund would seek to continually renew or replace the credit facility at the end of its term as long as management believes renewal or replacement is appropriate for the Fund. If the Fund engages in a Tender Offer in which it purchases fewer than all of its outstanding ARPS, the end result would be that the Fund would likely have debt and ARPS outstanding simultaneously. The holders of the ARPS who do not tender their shares in such a transaction should expect that the remaining outstanding ARPS would be junior in the Fund’s capital structure to the Fund’s lender and that the lender would have a security interest in a significant portion of the Fund’s assets to secure repayment of the loan.

Asset Coverage Maintenance Tests and Definition of Lien under the Bylaws

The Fund’s Bylaws require it to maintain assets having an aggregated discounted value at least equal to the Preferred Shares Basic Maintenance Amount (“Maintenance Amount”). The Maintenance Amount includes the sum of (a) the aggregate liquidation preference of the preferred shares then outstanding (including the ARPS) and (b) certain accrued and projected payment obligations of the Fund, including, without limitation, any accrued and projected dividends on the preferred shares then outstanding (including the ARPS). There are two Maintenance Amount tests that apply different discount factors; one test uses discount factors that were established in coordination with Moody’s and the other test uses discount factors that were established in coordination with Fitch. The tests were established in connection with the receipt of ratings on the ARPS of ‘Aaa’ and ‘AAA’ from Moody’s and Fitch, respectively. The Maintenance Amount tests, to a degree, mitigate the credit risk of an investment in the ARPS. Satisfying the tests means that, if the Fund’s portfolio holdings were to decline in value by amounts corresponding to the applicable discount factors used in the tests, the Fund, in that situation, would still be expected to have assets on hand with an aggregate value at least equal to the aggregate Liquidation Preference of the ARPS plus the payment obligations covered by the tests.

The Bylaws currently provide that, with limited exceptions, Fund assets that are encumbered by liens generally may not be counted towards the Maintenance Amount under either Moody’s or Fitch’s versions of the Maintenance Amount tests. In the event of a Fund liquidation, portfolio assets that are encumbered by liens generally may not be available to satisfy the Fund’s payment obligations to the Preferred Shareholders unless and until the party secured by the lien has been paid in full. The Fund expects that any credit facility it enters into as a condition to conducting a Tender Offer would be a secured facility. This means that the Fund would

[4]	The expected terms of the credit facility would enable the Fund to select how the interest rate is calculated. Based on prevailing interest rates as of April 2, 2014, the interest rate on the credit facility likely would have been set at one-, two-, three- or six-month LIBOR + 0.70%, assuming the currently expected terms of the credit facility were in effect.

grant the lending bank a lien on a portion, potentially a significant portion of, in some cases, all, of its assets. The amount of the Fund’s assets that would be covered by the bank lien would vary depending on several factors, such as the size of the borrowing (which is expected to be greater at greater levels of participation in a Tender Offer), the types of assets in the Fund’s portfolio at the time of borrowing, investment decisions regarding the Fund’s portfolio and the final terms of the credit facility. Depending on these and other factors, after a Tender Offer and borrowing, and in the absence of the Amendments, it may be more difficult for the Fund to satisfy the Maintenance Amount tests, even if the Maintenance Amounts are reduced as a result of tendered ARPS. To facilitate the borrowing described in the Amendments and any related Tender Offer, the Amendments include a change to the definition of the term “Lien” in the Bylaws. This change would modify the Maintenance Amount tests so that assets encumbered by a lien granted in connection with borrowings authorized by the Amendments count towards the Fund’s satisfaction of the tests. This will make the Maintenance Amount tests easier to satisfy, notwithstanding the fact that the lending bank, and not the Preferred Shareholders, would be in a priority position with respect to those encumbered assets in the event of a liquidation of the Fund.

Other than the change in the definition of the term “Lien,” the Maintenance Amount tests would not change as a result of the Amendments. For example, if the Amendments are approved, the applicable discount factors, which vary by type of security and credit quality, with the discount level generally increasing as the credit quality of the security becomes lower, would not change for either the Moody’s or Fitch version of the Maintenance Amount tests.

Further, the Fund is required by the Bylaws to maintain asset coverage of at least 200% with respect to senior securities that are shares of beneficial interest in the Fund (i.e., the Fund’s equity securities), including the ARPS (the “1940 Act Asset Coverage”). The required 1940 Act Asset Coverage test is based on the requirement in the Investment Company Act of 1940, as amended (the “1940 Act”), that sets forth the minimum amount of asset coverage for senior securities that are shares of stock (within the meaning of the 1940 Act), such as the ARPS, as a condition for the Fund to declare dividends on its common shares. Assets subject to Liens currently count toward the 1940 Act Asset Coverage test in the Bylaws and the statutory minimum level of asset coverage required in order for the Fund to declare dividends on its common shares while the ARPS are outstanding. As a result, the Amendments would not impact the 1940 Act Asset Coverage test in the Bylaws or the statutory requirement.

In addition, the guidelines used by the Rating Agencies to issue securities ratings for the ARPS are separate and distinct from the discount factors that are applied for the amended Maintenance Amount tests, so the guidelines used by the Rating Agencies to issue ratings for the ARPS would not change as a result of the Amendments. Even though the guidelines would not change as a result of the Amendments, the Rating Agencies may take into account the terms of the Bylaws, as amended, including, for example, the terms of the Maintenance Amount tests, when issuing their ratings. As a result, it is possible that one or both Rating Agencies could downgrade the rating of the ARPS if the Amendments are approved, either before or after any Tender Offer.

Potential Impact of the Amendments on Credit Ratings and Dividend Rates of the ARPS

Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the ARPS for each applicable dividend rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy ARPS, and Preferred Shareholders, who sought to sell their ARPS. The terms of the ARPS generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the “Maximum Rate” and holders will continue to hold their ARPS. A failed auction is not a default under the terms of the ARPS. In the case of a failed auction, the Fund continues to pay distributions, but at the specified Maximum Rate rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in mid-February 2008, each auction of the ARPS has not attracted sufficient clearing bids for there to be a successful auction. As a result, the Maximum Rate has been triggered.

As a result of ARPS auction failures, the Fund currently pays dividends on the ARPS at the “Maximum Rate” under the Bylaws. Based on current ratings of the ARPS by Moody’s and Fitch of ‘Aa3’ and ‘A,’ respectively, the Fund pays dividends at an annualized rate that is 200% of the “reference rate,” which is, generally speaking, the applicable ‘AA’ commercial paper rate described in the Bylaws. As of April 2, 2014, the dividend rates on the Series M and Series W ARPS were 0.100% and 0.140%, respectively. If the ARPS were to be downgraded, including as a result of the Amendments or Tender Offer, and auctions continue to fail, as expected, the dividend rates payable on the ARPS could increase if the lower of the two ratings of the ARPS issued by the Rating Agencies corresponds to a greater applicable percentage than 200%, as shown in the table below excerpted from the Bylaws.

Credit Ratings		Applicable Percentage:
Moody’s	Fitch
“Aa3” or higher	AA- or higher	150%
“A3” to “A1”	A- to A+	200%
“Baa3” to “Baa1”	BBB- to BBB+	225%
Below “Baa3”	Below BBB-	275%

See the current Bylaws at Appendix B (which does not reflect any of the proposed changes) for additional detail regarding how the maximum rate is determined.

The foregoing provides only a summary of key aspects of the Amendments and is qualified in its entirety by reference to applicable sections of the Fund’s Bylaws, as they are proposed to be amended by the Amendments, included as Appendixes A and B to this Proxy Statement.

BOARD RECOMMENDATION

The Board, including the independent trustees, unanimously recommends that the shareholders of the Fund vote for the proposed Amendments to the Fund’s Bylaws.

Basis for the Board’s Recommendation

Based on input and recommendations from the Fund’s investment adviser, the Board has approved the proposed Amendments as being in the best interests of the Fund and its shareholders, and recommends the same for approval by the Preferred Shareholders. The proposed Amendments are necessary to facilitate the Fund’s proposed purchase of ARPS, which the Board believes is in the best interests of the Fund’s common and preferred shareholders. The proposed purchase of ARPS is in the interests of the Preferred Shareholders because it provides them with liquidity and it is in the interests of the common shareholders because the discounted price at which the purchase likely would be conducted would likely benefit the Fund and preserve for common shareholders the potential benefits from the Fund employing leverage.

If less than 100% of the ARPS are tendered in a Tender Offer, the Fund would continue to operate after its Tender Offer with both ARPS and any related credit facility outstanding. In the absence of the proposed Amendments, the existing Bylaw provisions regarding the effect of liens on securities on the calculation of the Maintenance Amount tests could unduly burden and restrict the efficient management of the Fund’s portfolio, with potential adverse effects on the Fund’s investment performance and asset value.

The Board took into account that, while the proposed Amendments would change the calculation of the Maintenance Amount tests to allow securities subject to credit facility liens granted as a result of borrowing authorized by the Amendments to be included in the Maintenance Amounts, the Fund would continue to be subject to the 1940 Act Asset Coverage test and related statutory requirements, which remain unchanged.

The Board also took into account that the proposed Amendments would change the calculation of the Maintenance Amounts to allow securities subject to covered credit facility liens to be included in the calculation of the Maintenance Amounts, which could result in the downgrading of the ARPS by Fitch and/or Moody’s and that any resultant downgrades could result in a Fund paying dividends at higher rates to its Preferred Shareholders, thereby increasing the costs of leverage to the Fund and reducing returns to the Fund’s common shareholders and/or resulting in modifications to the Fund’s investment processes that the investment adviser would not otherwise effect.

The Board took into account that the proposed Amendments would allow an asset to be considered an eligible asset for the calculation of the Maintenance Amounts under the Moody’s and Fitch tests, notwithstanding that the asset is subject to a lien, resulting in higher calculated eligible asset amounts than if the proposed Amendments were not adopted.

The Fund is seeking approval of the Amendments as part of an effort to provide liquidity to Preferred Shareholders and a potential benefit to common shareholders, while preserving Fund’s ability to maintain its investment leverage. The Amendments and expected related Tender Offer and borrowing are expected to facilitate the Fund achieving these objectives.

This proxy statement is not an offer to purchase or a solicitation of an offer to sell ARPS of the fund. The fund has not yet commenced any tender offer described in this proxy statement. Upon commencement, if any, of a tender offer the fund would file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents, and the tender offer documents, when available, would be mailed by the fund to holders of the ARPS. Holders of the ARPS would be able to obtain the tender offer documents free of charge when they are filed and become available on the Securities and Exchange Commission’s website at www.sec.gov. In addition, the fund would make available to its ARPS holders, without charge, additional copies of the offer to purchase and related letter of transmittal. ARPS holders should read these documents and related exhibits for the fund when they are filed and become available as the documents would contain important information about the fund’s tender offer, if any.

Required Vote

Approval of each of the Borrowing Amendment and the Lien Amendment requires the affirmative vote of (i) 67% or more of the ARPS present at a meeting, if the holders of more than 50% of such shares are present or represented by proxy, or (ii) more than 50% of such shares, whichever is less.

FUND INFORMATION

This section provides certain information about the Fund, including information about its investment adviser and administrator and the identity of persons holding more than 5% of the outstanding shares of any class of the Fund.

INFORMATION CONCERNING THE INVESTMENT ADVISER, SUBADVISERS AND ADMINISTRATOR

The Fund’s investment adviser, Western Asset Management Company, and subadvisers, Western Asset Management Company Limited (“Western London”), Western Asset Management Company Pte. Ltd. (“Western Singapore”) and Western Asset Management Company Ltd. (“Western Japan”) are subsidiaries of Legg Mason, Inc., a holding company which, through its subsidiaries, is engaged in providing investment advisory services to individuals and institutions. The address of Legg Mason, Inc. is 100 International Drive, Baltimore, Maryland 21202. Western Asset Management Company’s address is 385 East Colorado Boulevard, Pasadena, California 91101. Western London’s address is 10 Exchange Square, London, England EC2A2EN. Western Singapore’s address is 1 George Street #23-01, Singapore 049145. Western Japan’s address is 36F Shin-Marunouchi Building, 5-1 Marunouchi 1-Chome Chiyoda-Ku, Tokyo 100-6536, Japan. An affiliate of the Investment Adviser, LMPFA, 620 Eighth Avenue, New York, NY 10018, provides administrative services to the Fund.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Proposals that shareholders wish to present to the 2014 Annual Meeting and to have included in the Fund’s proxy materials relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), must have been delivered to the Secretary of the Fund by December 23, 2013 (i.e., at least 120 days before April 22, 2014), unless the 2014 Annual Meeting is held more than 30 days from the prior year’s meeting, in which case the deadline is a reasonable time before the Fund begins to print and send its proxy materials for the annual meeting.

Shareholders who wish to make a proposal at the 2014 Annual Meeting — other than one that will be included in the Fund’s proxy materials and that does not propose one or more nominees for election as Trustees or propose to fix the number of Trustees — should have notified the Fund by March 8, 2014 (i.e., at least 45 days before April 22, 2014). Shareholders who wish to propose one or more nominees for election as Trustees, or to make a proposal fixing the number of Trustees, at the 2014 Annual Meeting must have provided written notice to the Fund (including all required information) so that such notice was received in good order by the Fund neither earlier than February 21, 2014 nor later than March 23, 2014 (i.e., neither more than 90 days prior to May 22, 2014 nor less than 60 days prior to May 22, 2014). If the 2014 Annual Meeting is not scheduled to be held on a date that is within thirty (30) days before or after the anniversary date of the 2013 Annual Meeting, such notice must be received no later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the 2014 Annual Meeting was mailed and the date on which public announcement of the date of the 2014 Annual Meeting was first made.

The proper submission of a shareholder proposal does not guarantee that it will be included in the Fund’s proxy materials or presented at a shareholder meeting. Shareholder proposals are subject to the requirements of applicable law and the Fund’s Declaration of Trust and Bylaws.

SHARE OWNERSHIP INFORMATION

As of March 20, 2014, all Trustees and officers of the Fund as a group beneficially owned less than 1% of the outstanding Shares of the Fund on such date. As of the Record Date, Cede & Co., as nominee for participants in The Depository Trust Company, held of record 11,875,218 Common Shares (representing approximately 99.83% of the outstanding Common Shares) and all 2,880 outstanding Preferred Shares. Cede & Co.‘s address is 55 Water Street, 25th Floor, New York, New York 10041-0001. As of the Record Date, the persons shown in the table below owned, to the knowledge of the Fund, beneficially more than five percent of the class of the outstanding Shares.

Shareholder Name and Address	Share Holdings		Percentage Owned
PREFERRED SHARES(1)
Citigroup Global Markets Inc. (“CGM”), Citigroup Global Markets Holdings Inc. (“CGM Holdings”), Citigroup Financial Products Inc. (“CFP”) 388 Greenwich Street, New York, NY 10013 and Citigroup Inc. (“Citigroup”) 399 Park Avenue, New York, NY 10043(3) Bank of America Corporation 101 South Tryon Street, Charlotte, North Carolina 28255	227	(2)	7.9%

Bank of America, N.A. 101 South Tryon Street, Charlotte, North Carolina 28255 Blue Ridge Investments, LLC 214 North Tryon Street, Charlotte, North Carolina 28255(5)	1,969	(2)	68.4%

RiverNorth Capital Management, LLC 325 N. LaSalle Street Suite 645 Chicago, IL 60654-7030	149	(9)	5.2%

Shareholder Name and Address	Share Holdings		Percentage Owned
COMMON SHARES
Sit Investment Associates, Inc. 3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402(6)	372,500	(4)	3.1%

First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation 120 East Liberty Drive, Suite 400, Wheaton, IL 60187(8)	2,366,425	(7)	19.9	%(8)

(1)	The number of shares reported represents combined holdings in multiple series of auction rate preferred securities of the Fund, which are treated in the Schedule 13G as one class of securities in accordance with the Securities and Exchange Commission’s Auction Rate Securities — Global Exemptive Relief no-action letter issued on September 22, 2008.

(2)	Shares are held with shared voting power and shared dispositive power.

(3)	Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2010 and the number of shares outstanding as of the Record Date. CFP is the sole stockholder of CGM. CGM Holdings is the sole stockholder of CFP. Citigroup is the sole stockholder of CGM Holdings.

(4)	Shares are held with sole voting power and sole dispositive power.

(5)	Shares are held with shared voting power and shared dispositive power and include the holdings of affiliated companies, Bank of America, N.A., and Blue Ridge Investments, LLC, as reported in the joint Schedule 13D filed by the parties on January 11, 2011.

(6)	Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 15, 2010 and the number of shares outstanding as of the Record Date. Sit Investment Associates, Inc. is the investment advisor for twelve mutual funds, on whose behalf it holds the shares reported.

(7)	Shares are held with shared dispositive power and without voting power. Shares are voted by the trustee of such unit investment trusts so as to insure that the shares are voted as closely as possible in the same manner and in the same general proportion as are the shares held by owners other than such unit investment trusts. See footnote 8 below.

(8)	Based on information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2014 and the number of shares outstanding as of the Record Date. First Trust Portfolios L.P. is the sponsor of several unit investment trusts which hold common shares of the Fund. No unit investment trust sponsored by First Trust Portfolios L.P. holds 3% or more of the Fund’s common shares. First Trust Advisors L.P. is an affiliate of First Trust Portfolios L.P. and acts as portfolio supervisor of the unit investment trusts which hold common shares of the Fund. The Charger Corporation is the general partner of both First Trust Portfolios L.P.

(9)	Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014 and the number of shares outstanding as of the Record Date.

ANNUAL REPORT TO SHAREHOLDERS

The Fund’s Annual Report to Shareholders for the fiscal year ended December 31, 2013 contains financial and other information pertaining to the Fund. The Fund will furnish without charge to each person whose proxy is being solicited, upon request of such person, a copy of the Annual Report to Shareholders. Requests for copies of the Annual Report to Shareholders should be directed to Western Asset Premier Bond Fund, Attention: Investor Relations, 385 E. Colorado Boulevard, Pasadena, California 91101 or you may call 866-290-4386.

ADJOURNMENT

In the absence of a quorum at the Meeting with respect to one or more proposals, or (even if a quorum is so present) if sufficient votes in favor of a proposal set forth in the Notice of Special Meeting are not received by the time scheduled for the Meeting, the Chairman of the Meeting or persons named as proxies may propose one or more adjournments of the Meeting to a date after the date set for the original Meeting, with no other notice than announcement at the Meeting, to permit further solicitation of proxies with respect to such proposal. In addition, if, in the judgment of the persons named as proxies, it is advisable to defer action on a proposal, the Chairman of the Meeting or the persons named as proxies may propose one or more adjournments of the Meeting with respect to such proposal for a reasonable time. Any adjournment(s) put to a shareholder vote with respect to a proposal will require the affirmative vote of a plurality of the Shares of the Fund entitled to vote thereon present in person or represented by proxy at the session of the Meeting to be adjourned. It is the intention of the persons designated in the enclosed proxy to vote in accordance with their best judgment on any adjournment(s) put to a shareholder vote with respect to one or more proposals. The Chairman of the Meeting may also adjourn the Meeting in his or her discretion, without a shareholder vote. The costs of any additional solicitation and of any adjourned session will be borne by the Fund. Any proposals for which sufficient favorable votes have been received by the time of the Meeting may be acted upon and, if so, such action will be final regardless of whether the Meeting is adjourned to permit additional solicitation with respect to any other proposal. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

OTHER BUSINESS

The Fund is not aware of any other matters to be presented for action at the Meeting. However, if any such other matters are properly presented, it is the intention of the persons designated in the enclosed proxy to vote in accordance with their best judgment.

By Order of the Board of Trustees

Robert I. Frenkel,

Secretary

April 9, 2014

APPENDIX A

WESTERN ASSET PREMIER BOND FUND

PROPOSED BY-LAW CHANGES

Lien Amendment — Section 12.1 under the heading “Definitions”

(fff) “Lien” shall mean any material lien, mortgage, pledge, security interest or security agreement of any kind, but shall not include (i) assets segregated on the Trust’s books for regulatory or other reasons or (ii) any lien, mortgage, pledge, security interest or security agreement of any kind in connection with any borrowing by the Fund that is permitted by paragraph 10(c) of this Part I.

Borrowing Amendment — Paragraph 10(c) of Part I of Section 12.1

(c) For so long as any Preferred Shares are outstanding and Moody’s or Fitch is, or both are, rating such shares, the Trust will not, unless it has received written confirmation from Moody’s or Fitch or both, as applicable, that any such action would not impair the rating then assigned by such Rating Agency to such shares, engage in any one or more of the following transactions:

i.	borrow money, except that the Trust may, without obtaining the written confirmation described above, borrow money ~~for the purpose of clearing securities transactions if~~:

(1)	for the purpose of clearing securities transactions if

(A)	the Preferred Shares Basic Maintenance Amount would continue to be satisfied after giving effect to such borrowing and

(B)	such borrowing:

(I)	is privately arranged with a bank or other person and is evidenced by a promissory note or other evidence of indebtedness that is not intended to be publicly distributed; or

(II)	is for “temporary purposes,” is evidenced by a promissory note or other evidence of indebtedness and is in an amount not exceeding 5% of the value of the total assets of the Trust at the time of the borrowing (for purposes of the foregoing, “temporary purposes” means that the borrowing is to be repaid within sixty days and is not to be extended or renewed); or

(2)	if the borrowing is evidenced by a promissory note or other evidence of indebtedness that is not intended to be publicly distributed; provided, however, that the aggregate principal amount of borrowings from time to time permitted by this paragraph 10(c)(i)(2) shall not exceed the aggregate Liquidation Preference of the number of Preferred Shares that are or have been purchased or redeemed by the Trust from time to time;

ii.	except as provided in paragraph 4 of this Part I, issue additional shares of any series of Preferred Shares or any class or series of shares ranking prior to or on a parity with Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolutions, liquidation or winding up of the Trust, or reissue any Preferred Shares previously purchased or redeemed by the Trust;

iii.	engage in any short sales of securities;

A-1

iv.	lend securities;

v.	merge or consolidate into or with any other corporation or entity;

vi.	change the Pricing Service; or

vii.	enter into reverse repurchase agreements.

A-2

APPENDIX B

WESTERN ASSET PREMIER BOND FUND

BYLAWS ARTICLE 12 as of April 9, 2014

and does not reflect proposed Amendments in Appendix A

Shares of Beneficial Interest

12.        The Trust has an unlimited number of Common Shares, without par value, which may be issued from time to time by the Trustees.

12.1         Statement Creating Two Series of Taxable Preferred Shares.

DESIGNATION

SERIES M: A series of 1,440 shares of preferred shares of beneficial interest, without par value, liquidation preference $25,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is hereby designated “Series M Taxable Auction Market Preferred Shares” and is referred to below as “Series M.” Each of the 1,440 shares of Series M issued on September 20, 2002 shall, for purposes hereof, be deemed to have a Date of Original Issue of September 20, 2002; have an Applicable Rate for its Initial Rate Period equal to 1.95% per annum; have an initial Dividend Payment Date of October 1, 2002; and have such other preferences, voting powers, terms of redemption and special or relative rights or privileges, in addition to those required by applicable law or set forth in the Declaration of Trust, as amended and restated, applicable to Series M, as set forth in Part I and Part II of this Article 12. Any shares of Series M issued thereafter shall be issued on the first day of a Rate Period of the then outstanding shares of Series M, shall have, for such Rate Period, an Applicable Rate equal to the Applicable Rate for shares of such series established in the first Auction for shares of such series preceding the date of such issuance; and shall have such other preferences, voting powers, terms of redemption and special or relative rights or privileges, in addition to those required by applicable law or set forth in the Declaration of Trust applicable to Series M, as set forth in Part I and Part II of this Article 12. The Series M shall constitute a separate series of preferred shares of beneficial interest of the Trust, and each share of Series M shall be identical except as provided in this Section 12.1.

SERIES W: A series of 1,440 shares of preferred shares, of beneficial interest without par value, liquidation preference $25,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is hereby designated “Series W Taxable Auction Market Preferred Shares” and is referred to below as “Series W,” and, together with Series M, the “Preferred Shares.” Each of the 1,440 shares of Series W issued on September 20, 2002 shall, for purposes hereof, be deemed to have a Date of Original Issue of September 20, 2002; have an Applicable Rate for its Initial Rate Period equal to 1.95% per annum; have an initial Dividend Payment Date of October 17, 2002; and have such other preferences, voting powers, terms of redemption and special or relative rights or privileges, in addition to those required by applicable law or set forth in the Declaration of Trust, as amended and restated, applicable to Series W, as set forth in Part I and Part II of this Article 12. Any shares of Series W issued thereafter shall be issued on the first day of a Rate Period of the then outstanding shares of Series W, shall have, for such Rate Period, an Applicable Rate equal to the Applicable Rate for shares of such series established in the first Auction for shares of such series preceding the date of such issuance; and shall have such other preferences, voting powers, terms of redemption and special or relative rights or privileges, in addition to those required by applicable law or set forth in the

Declaration of Trust applicable to Series W, as set forth in Part I and Part II of this Article 12. The Series W shall constitute a separate series of preferred shares of beneficial interest of the Trust, and each share of Series W shall be identical except as provided in this Section 12.1.

DEFINITIONS

As used in Parts I and II of this Section 12.1, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

(a) “‘AA’ Financial Composite Commercial Paper Rate,” on any date for any Rate Period of shares of a series of Preferred Shares, shall mean (i) (A) in the case of any Rate Period of 7 Rate Period Days or fewer, the interest equivalent of the 7-day rate and, in the case of any Rate Period of eight or more but fewer than 49 Rate Period Days, the interest equivalent of the 30-day rate; provided, however, that if such Rate Period is a Minimum Rate Period and the “AA” Financial Composite Commercial Paper Rate is being used to determine the Applicable Rate for shares of such series when all of the Outstanding shares of such series are subject to Submitted Hold Orders, then the interest equivalent of the 7-day rate in the case of Series M and the interest equivalent of the 30-day rate in the case of Series W, and (B) in the case of any Special Rate Period of (1) 49 or more but fewer than 70 Rate Period Days, the interest equivalent of the 60-day rate, (2) 70 or more but fewer than 85 Rate Period Days, the arithmetic average of the interest equivalent of the 60-day and 90-day rates, (3) 85 or more but fewer than 99 Rate Period Days, the interest equivalent of the 90-day rate, (4) 99 or more but fewer than 120 Rate Period Days, the arithmetic average of the interest equivalent of the 90-day and 120-day rates, (5) 120 or more but fewer than 141 Rate Period Days, the interest equivalent of the 120-day rate, (6) 141 or more but fewer than 162 Rate Period Days, the arithmetic average of the 120-day and 180-day rates, and (7) 162 or more but fewer than 183 Rate Period Days, the interest equivalent of the 180-day rate, in each of the above cases on commercial paper placed on behalf of issuers whose corporate bonds are rated “AA” by S&P or the equivalent of such rating by S&P or another Rating Agency, as made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day next preceding such date; or (ii) in the event that the Federal Reserve Bank of New York does not make available any such rate, then the arithmetic average of such rates, as quoted on a discount basis or otherwise, by the Commercial Paper Dealers to the Auction Agent for the close of business on the Business Day next preceding such date. If any Commercial Paper Dealer does not quote a rate required to determine the “AA” Financial Composite Commercial Paper Rate, the “AA” Financial Composite Commercial Paper Rate shall be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Commercial Paper Dealers and any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Trust to provide such rate or rates not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers, as the case may be, or, if the Trust does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, by the remaining Commercial Paper Dealer or remaining Commercial Paper Dealers. For purposes of this definition, the “interest equivalent” of a rate stated on a discount basis (a “discount rate”) for commercial paper of a given number of days’ maturity shall be equal to the quotient (rounded upwards to the next higher one-thousandth (.001) of 1%) of (A) the discount rate divided by (B) the difference between (x) 1.00 and (y) a fraction, the numerator of which shall be the product of the discount rate times the number of days until such commercial paper matures and the denominator of which shall be 360.

(b) “Accountant’s Confirmation” shall have the meaning specified in paragraph 6(c) of Part I of this Section 12.1.

(c) “Affected Series” shall have the meaning specified in paragraph 4(c)(i) of Part I of this Section 12.1.

(d) “Affiliate” shall mean, for purposes of the definition of “Outstanding,” any Person known to the Auction Agent to be controlled by, in control of or under common control with the Trust; provided, however, that no Broker-Dealer controlled by, in control of or under common control with the Trust shall be deemed to be an Affiliate, nor shall any corporation or any Person controlled by, in control of or under common control with such corporation one of the trustees, directors or executive officers of which is a Trustee be deemed to be an Affiliate solely because such trustee, director or executive officer is also a Trustee.

(e) “Agent Member” shall mean a member of or participant in the Securities Depository that will act on behalf of a Bidder.

(f) “All Hold Rate” means the 7-day “AA” Financial Composite Commercial Paper Rate in the case of Series M, and the 30-day “AA” Financial Composite Commercial Paper Rate in the case of Series W.

(g) “Annual Valuation Date” shall mean the last Business Day of each April of each year.

(h) “Applicable Rate” shall have the meaning specified in paragraph 2(e)(i) of Part I of this Section 12.1.

(i) “Approved Foreign Nations” shall have the meaning set forth in paragraph (iv) of the definition of “Fitch Eligible Assets.”

(j) “Approved Price” means the “fair value” as determined by the Trust in accordance with the valuation procedures adopted from time to time by the Trustees and for which the Trust receives a mark-to-market price (which, for the purpose of clarity, shall not mean Market Value) from an independent source at least semi-annually.

(k) “Auction” shall mean each periodic implementation of the Auction Procedures.

(l) “Auction Agent” shall mean the entity appointed as such by a resolution of the Trustees in accordance with paragraph 5 of Part II of this Section 12.1.

(m) “Auction Date,” with respect to any Rate Period, shall mean the Business Day next preceding the first day of such Rate Period.

(n) “Auction Procedures” shall mean the procedures for conducting Auctions set forth in Part II of this Section 12.1.

(o) “Available Preferred Shares” shall have the meaning specified in paragraph 3(a) of Part II of this Section 12.1.

(p) “Bank Loans” shall mean direct purchases of, assignments of, participations in and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

(q) “Beneficial Owner,” with respect to shares of a series of Preferred Shares, means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer (or, if applicable, the Auction Agent) as a holder of shares of such series.

(r) “Bid” and “Bids” shall have the respective meanings specified in paragraph 1(a) of Part II of this Section 12.1.

(s) “Bidder” and “Bidders” shall have the respective meanings specified in paragraph 1(a) of Part II of this Section 12.1; provided, however, that neither the Trust nor any affiliate thereof shall be permitted to be a Bidder in an Auction, except that any Broker-Dealer that is an affiliate of the Trust may be a Bidder in an Auction, but only if the Orders placed by such Broker-Dealer are not for its own account.

(t) “Brady Bonds” shall mean securities created through the exchange of existing commercial bank loans to sovereign entities for new obligations in connection with a debt restructuring under a plan introduced by former U.S. Secretary of the Treasury Nicholas F. Brady.

(u) “Broker-Dealer” shall mean any broker-dealer, commercial bank or other entity permitted by law to perform the functions required of a Broker-Dealer in Part II of this Section 12.1, that is a member of, or a participant in, the Securities Depository or is an affiliate of such member or participant, has been selected by the Trust and has entered into a Broker-Dealer Agreement that remains effective.

(v) “Broker-Dealer Agreement” shall mean an agreement between the Auction Agent on behalf of the Trust and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures specified in Part II of this Section 12.1.

(w) “Business Day” shall mean a day on which the New York Stock Exchange is open for trading and which is neither a Saturday nor a Sunday nor any other day on which banks in The City of New York, New York, are authorized by law to close.

(x) “Canadian Bonds” shall have the meaning set forth in paragraph (iv) of the definition of “Fitch Eligible Assets.”

(y) “Closing Transactions” shall have the meaning specified in paragraph 10(a)(i)(A) of Part I of this Section 12.1.

(z) “CMOs” shall have the meaning set forth in paragraph (viii) of the definition of “Moody’s Eligible Assets” below.

(aa) “Code” means the Internal Revenue Code of 1986, as amended.

(bb) “Commercial Paper Dealers” shall mean Lehman Commercial Paper Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other commercial paper dealer selected by the Trust as to which Moody’s, Fitch or any substitute Rating Agency then rating the Preferred Shares shall not have objected or, in lieu of any thereof, their respective affiliates or successors, if such entity is a commercial paper dealer.

(cc) “Common Shares” shall mean the common shares of beneficial interest of the Trust.

(dd) “Corporate Debt Securities” shall have the meaning set forth in paragraph (iv) of the definition of “Fitch Eligible Assets.”

(ee) “Cure Date” shall mean the Preferred Shares Basic Maintenance Cure Date or the 1940 Act Cure Date, as the case may be.

(ff) “Date of Original Issue,” with respect to shares of a series of Preferred Shares, shall mean the date on which the Trust initially issued such shares.

(gg) “Declaration of Trust” shall mean the Trust’s Agreement and Declaration of Trust in effect from time to time.

(hh) “Deposit Securities” shall mean cash and portfolio securities rated at least A2 (having a remaining maturity of 12 months or less), P-1, VMIG-1 or MIG-1 by Moody’s or A (having a remaining maturity of 12 months or less), A1 or F-1 by Fitch.

(ii) “Discounted Value,” as of any Valuation Date, shall mean (i) with respect to a Fitch Eligible Asset or Moody’s Eligible Asset that is not currently callable as of such Valuation Date at the option of the issuer thereof, the quotient of the Market Value thereof divided by the Fitch Discount Factor for a Fitch Eligible Asset or the Moody’s Discount Factor for a Moody’s Eligible Asset; or (ii) with respect to a Fitch Eligible Asset or Moody’s Eligible Asset that is currently callable as of such Valuation Date at the option of the issuer thereof, the quotient of (1) the lesser of the Market Value and call price thereof divided by (2) the Fitch Discount Factor for Fitch Eligible Assets or the Moody’s Discount Factor for Moody’s Eligible Assets.

(jj) “Dividend Payment Date,” with respect to shares of a series of Preferred Shares, shall mean any date on which dividends are payable on shares of such series pursuant to the provisions of paragraph 2(d) of Part I of this Section 12.1.

(kk) “Dividend Period,” with respect to shares of a series of Preferred Shares, shall mean the period from and including the Date of Original Issue of shares of such series to but excluding the initial Dividend Payment Date for shares of such series and any period thereafter from and including one Dividend Payment Date for shares of such series to but excluding the next succeeding Dividend Payment Date for shares of such series.

(ll) “Existing Holder,” with respect to shares of a series of Preferred Shares, shall mean a Broker-Dealer (or any such other Person as may be permitted by the Trust) that is listed on the records of the Auction Agent as a holder of shares of such series.

(mm) “Exposure Period” shall mean the period commencing on a given Valuation Date and ending 49 days thereafter.

(nn) “Failure to Deposit,” with respect to shares of a series of Preferred Shares, shall mean a failure by the Trust to pay to the Auction Agent, not later than 12:00 Noon, New York City time, (A) on the Business Day next preceding any Dividend Payment Date for shares of such series, in funds available on such Dividend Payment Date in The City of New York, New York, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any share of such series or (B) on the Business Day next preceding any redemption date in funds available on such redemption date for shares of such series in The City of New York, New York, the Redemption Price to be paid on such redemption date for any share of such series after Notice of Redemption is mailed pursuant to paragraph 8(c) of Part I of this Section 12.1; provided, however, that the foregoing clause (B) shall not apply to the Trust’s failure to pay the Redemption Price in respect of Preferred Shares when the related Notice of

Redemption provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(oo) “FFCB,” “FHLB,” “FHLMC” and “FNMA” shall have the respective meanings set forth in paragraph (viii) of the definition of “Moody’s Eligible Assets” below.

(pp) “FHLB, FNMA and FFCB Debentures” shall have the meaning set forth in paragraph (viii) of the definition of “Moody’s Eligible Assets” below.

(qq) “Fitch” shall mean Fitch Ratings and its successors.

(rr) “Fitch Discount Factor” shall mean, for purposes of determining the Discounted Value of any Fitch Eligible Asset, the percentage determined as follows. The Fitch Discount Factor for any Fitch Eligible Asset other than the securities set forth below will be the percentage provided in writing by Fitch.

(i) Corporate Debt Securities: The percentage determined by reference to the rating of the Corporate Debt Security in accordance with the table set forth below.

Term to Maturity of Corporate Debt Security(1)	AAA	AA	A	BBB	BB	Not Rated or Below BB
3 years or less	106.38%	108.11%	109.89%	111.73%	129.87%	151.52%
5 years or less (but longer than 3 years)	111.11%	112.99%	114.94%	116.96%	134.24%	151.52%
7 years or less (but longer than 5 years)	113.64%	115.61%	117.65%	119.76%	135.66%	151.52%
10 years or less (but longer than 7 years)	115.61%	117.65%	119.76%	121.95%	136.74%	151.52%
15 years or less (but longer than 10 years)	119.76%	121.95%	124.22%	126.58%	139.05%	151.52%
More than 15 years	124.22%	126.58%	129.03%	131.58%	144.55%	151.52%

(1)	If a security is not rated by Fitch but is rated by two other Rating Agencies, then the lower of the ratings on the security from the two other Rating Agencies will be used to determine the Fitch Discount Factor (e.g., where the S&P rating is A- and the Moody’s rating is Baa1, a Fitch rating of BBB+ will be used). If a security is not rated by Fitch but is rated by only one other Rating Agency, then the rating on the security from the other Rating Agency will be used to determine the Fitch Discount Factor (e.g., where the only rating on a security is an S&P rating of AAA, a Fitch rating of AAA will be used, and where the only rating on a security is a Moody’s rating of Ba3, a Fitch rating of BB- will be used). If a security is not rated by any Rating Agency, the Trust will use the percentage set forth under “Not Rated or Below BB” in this table.

The Fitch Discount Factors presented in the immediately preceding table apply to Corporate Debt Securities that are Performing and have a Market Price determined by a Pricing Service or an Approved Price. The Fitch Discount Factor noted in the table above for a Corporate Debt Security rated B by Fitch shall apply to any non-Performing Corporate Debt Security with a price equal to or greater than $0.90. The Fitch Discount Factor noted in the table above for a Corporate Debt Security rated CCC by Fitch shall apply to any non-Performing Corporate Debt Security with a price less than $0.90 but equal to or greater than $0.20. If a Corporate Debt Security does not have a Market Value determined by a Pricing Source or an Approved Price, a rating two rating categories below the actual rating on the Corporate Debt Security will be used (e.g., where the actual rating is A-, the rating for Corporate Debt Securities rated BB- will be used). The Fitch Discount Factor for a Corporate Debt Security issued by a limited partnership that is not a Rule 144A Security shall be the Discount Factor determined in accordance with the table set forth above multiplied by 105%.

The Fitch Discount Factors presented in the immediately preceding table will also apply to (i) interest rate swaps and caps, whereby the rating of the counterparty to the swap or cap will be the rating used to determine the Fitch Discount Factor in the table; and (ii) Tradable Credit Baskets, whereby the ratings in the table will be applied to the underlying securities and the Market Value of each underlying security will be its proportionate amount of the Market Value of the Tradable Credit Baskets. The Fitch Discount Factors presented in the immediately preceding table will also apply to corporate obligations backed by a guaranty, a letter of credit or insurance issued by a third party. If the third-party credit rating is the basis for the rating on the obligation, then the rating on the third party will be used to determine the Fitch Discount Factor in the table. The Fitch Discount Factors presented in the immediately preceding table will also apply to preferred trust certificates, the rating on which will by determined by the underlying debt instruments in the trust, unless such preferred trust certificates are determined by Fitch to qualify for a traditional equity discount factor, in which case the Fitch Discount Factor shall be 370%.

(ii) Short-term instruments: The Fitch Discount Factor applied to short-term portfolio securities, including without limitation Corporate Debt Securities, Short Term Money Market Instruments and municipal debt obligations, will be (A) 100%, so long as such portfolio securities mature, or have a demand feature at par exercisable within, the Exposure Period; and (B) 125%, so long as such portfolio securities neither mature nor have a demand feature at par exercisable within the Exposure Period. A Fitch Discount factor of 100% will be applied to cash.

(iii) U.S. Government Securities and U.S. Treasury Strips:

Time Remaining to Maturity	Discount Factor
1 year or less	102%
2 years or less (but longer than 1 year)	103%
3 years or less (but longer than 2 years)	105%
4 years or less (but longer than 3 years)	107%
5 years or less (but longer than 4 years)	109%
7 years or less (but longer than 5 years)	112%
10 years or less (but longer than 7 years)	114%
Greater than 10 years	122%

(iv) Rule 144A Securities: The Fitch Discount Factor applied to Rule 144A Securities will be 110% of the Fitch Discount Factor which would apply were the securities registered under the Securities Act.

(v) Asset-backed and mortgage-backed securities: The percentage determined by reference to the asset type in accordance with the table set forth below.

Asset Type (with time remaining to maturity, if applicable)	Discount Factor
U.S. Treasury/agency securities (10 years or less)	118%
U.S. Treasury/agency securities (greater than 10 years)	127%
U.S. agency sequentials (10 years or less)	128%
U.S. agency sequentials (greater than 10 years)	142%
U.S. agency principal only securities	236%
U.S. agency interest only securities (with Market Value greater than $0.40)	498%
U.S. agency interest only securities (with Market Value less than or equal to $0.40)	214%
AAA LockOut securities, interest only	236%

Asset Type (with time remaining to maturity, if applicable)	Discount Factor
U.S. agency planned amortization class bonds (10 years or less)	115%
U.S. agency planned amortization class bonds (greater than 10 years)	136%
AAA sequentials (10 years or less)	118%
AAA sequentials (greater than 10 years)	135%
AAA planned amortization class bonds (10 years or less)	115%
AAA planned amortization class bonds (greater than 10 years)	140%
Jumbo mortgages rated AAA[1]	123%
Jumbo mortgages rated AA1	130%
Jumbo mortgages rated A1	136%
Jumbo mortgages rated BBB[1]	159%
Commercial mortgage-backed securities rated AAA	131%
Commercial mortgage-backed securities rated AA	139%
Commercial mortgage-backed securities rated A	148%
Commercial mortgage-backed securities rated BBB	177%
Commercial mortgage-backed securities rated BB	283%
Commercial mortgage-backed securities rated B	379%
Commercial mortgage-backed securities rated CCC or not rated	950%

[1]	Applies to jumbo mortgages, credit cards, auto loans, home equity loans, manufactured housing and prime mortgage-backed securities not issued by a U.S. agency or instrumentality.

(vi) Bank Loans: The percentage determined by reference to the Fitch Loan Category in accordance with the table set forth below.

Fitch Loan Category	Discount Factor
A	126%
B	157%
C	184%
D	433%

(vii) Municipal debt obligations: The Fitch Discount Factor applied to municipal debt obligations will be the percentage determined by reference to the table set forth below:

	Fitch Rating Category
exposure period	AAA[1]	AA1	A1	BBB[1]	F1[2]	Unrated[3]
7 weeks .	151%	159%	166%	173%	136%	225%
8 weeks or less but greater than 7 weeks .	154%	161%	168%	176%	137%	231%
9 weeks or less but greater than 8 weeks .	158%	163%	170%	177%	138%	240%

[1]	Fitch rating.

[2]	Municipal debt obligations rated by Fitch which do not mature, but have a demand feature at par exercisable, in 30 days and which do not have a long-term rating.

[3]	If a security is not rated by Fitch but is rated by two other Rating Agencies, then the lower of the ratings on the security from the two other Rating Agencies will be used to determine the Fitch Discount Factor (e.g., where the S&P rating is A- and the Moody’s rating is Baa1, a Fitch rating of BBB+ will be used). If a security is not rated by Fitch but is rated by only one other Rating Agency, then the rating on the security from the other Rating Agency will be used to determine the Fitch Discount Factor (e.g., where the only rating on a security is an S&P rating of AAA, a Fitch rating of AAA will be used, and where the only rating on a security is a Moody’s rating of Ba3, a Fitch rating of BB- will be used). If a security is not rated by any Rating Agency, the Trust will use the percentage set forth under “Unrated” in this table.

(viii) Foreign Bonds: The Fitch Discount Factor (A) for (1) a Foreign Bond the principal of which (if not denominated in U.S. dollars) is subject to a currency hedging transaction or (2) a Foreign Bond the principal of which is denominated in U.S. dollars, will be the Fitch Discount Factor that would otherwise apply to such Foreign Bonds in accordance with paragraph (i) of this definition of “Fitch Discount Factor,” or (B) for (1) a Foreign Bond the principal of which (if not denominated in U.S. dollars) is not subject to a currency hedging transaction or (2) a bond issued by a corporation, limited liability company or limited partnership domiciled in, or the government or any agency, instrumentality or political subdivision of, a nation other than an Approved Foreign Nation, will be 370%.

(ix) Structured Notes: The Fitch Discount Factor applied to Structured Notes will be (A) in the case of a corporate issuer, the Fitch Discount Factor determined in accordance with paragraph (i) under this definition, whereby the rating on the issuer of the Structured Note will be the rating on the Structured Note for purposes of determining the Fitch Discount Factor in the table in paragraph (i); and (B) in the case of an issuer that is the U.S. government or an agency or instrumentality thereof, the Fitch Discount Factor determined in accordance with paragraph (iii) under this definition.

(x) Convertible debt securities: The Fitch Discount Factor applied to convertible debt securities is (A) 200% for investment grade convertibles and (B) 222% for below investment grade convertibles so long as such convertible debt securities have neither (x) conversion premiums greater than 100% nor (y) a yield to maturity or yield to worst of greater than 15.00% above the relevant Treasury curve.

The Fitch Discount Factor applied to convertible debt securities which have conversion premiums of greater than 100% is (A) 152% for investment grade convertibles, and (B) 179% for below investment grade convertibles so long as such convertible debt securities do not have a yield to maturity or yield to worst of greater than 15.00% above the relevant Treasury curve.

The Fitch Discount Factor applied to convertible debt securities which have a yield to maturity or yield to worst of greater than 15.00% above the relevant Treasury curve is 370%.

(xi) Preferred securities: The percentage determined by reference to the rating of a preferred security in accordance with the table set forth below.

	Fitch Rating Category
Preferred Security(1)	AAA	AA	A	BBB	BB	Not Rated or Below BB
Taxable Preferred	130.58%	133.19%	135.91%	138.73%	153.23%	161.08%
Dividend Received Deduction (DRD) Preferred	163.40%	163.40%	163.40%	163.40%	201.21%	201.21%

[1]	If a security is not rated by Fitch but is rated by two other Rating Agencies, then the lower of the ratings on the security from the two other Rating Agencies will be used to determine the Fitch Discount Factor (e.g., where the S&P rating is A- and the Moody’s rating is Baa1, a Fitch rating of BBB+ will be used). If a security is not rated by Fitch but is rated by only one other Rating Agency, then the rating on the security from the other Rating Agency will be used to determine the Fitch Discount Factor (e.g., where the only rating on a security is an S&P rating of AAA, a Fitch rating of AAA will be used, and where the only rating on a security is a Moody’s rating of Ba3, a Fitch rating of BB- will be used). If a security is not rated by any Rating Agency, the Trust will use the percentage set forth under “Not Rated or Below BB” in this table.

(ss) “Fitch Eligible Asset” shall mean

(i) cash (including interest and dividends due on assets rated (A) BBB or higher by Fitch or the equivalent by another Rating Agency if the payment date is within five Business Days of the Valuation Date, (B) A or higher by Fitch or the equivalent by another Rating Agency if the payment date is within thirty days of the Valuation Date, and (C) A+ or higher by Fitch or the equivalent by another Rating Agency if the payment date is otherwise within the Exposure Period) and receivables for Fitch Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (A) with counterparties having a long-term debt rating of at least BBB- from Fitch or the equivalent from another Rating Agency or (B) with counterparties having a Short Term Money Market Instrument rating of at least F1+ by Fitch or the equivalent by another Rating Agency;

(ii) Short Term Money Market Instruments so long as (A) such securities are rated at least F1+ by Fitch or the equivalent by another Rating Agency, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A by Fitch or the equivalent by another Rating Agency, or (C) in all other cases, the supporting entity (1) is rated at least A by Fitch or the equivalent by another Rating Agency and the security matures within three months or (2) is rated at least AA by Fitch or the equivalent by another Rating Agency and the security matures within six months;

(iii) U.S. Government Securities and U.S. Treasury Strips;

(iv) debt securities if (A) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Trust’s investment manager or portfolio manager acting pursuant to procedures approved by the Trustees; and (B) such securities are issued by (1) a U.S. corporation, limited liability company or limited partnership, (2) a corporation, limited liability company or limited partnership domiciled in Argentina, Australia, Brazil, Chile, France, Germany, Italy, Japan, Korea, Mexico, Spain, the United Kingdom, or any country represented in the JP Morgan Emerging Markets Bond Index Plus (the “Approved Foreign Nations”), (3) the government of any Approved Foreign Nation or any of its agencies, instrumentalities or political subdivisions, including Brady Bonds (the debt securities described in clauses (2) and (3) being referred to collectively as “Foreign Bonds”), (4) a corporation, limited liability company or limited partnership domiciled in Canada or (5) the Canadian government or any of its agencies, instrumentalities or political subdivisions (the debt securities of Canadian issuers being referred to collectively as “Canadian Bonds”). Foreign Bonds held by the Trust will qualify as Fitch Eligible Assets only up to a maximum of 20% of the aggregate Market Value of all assets constituting Fitch Eligible Assets. Similarly, Canadian Bonds held by the Trust will qualify as Fitch Eligible Assets only up to a maximum of 20% of the aggregate Market Value of all assets constituting Fitch Eligible Assets. Notwithstanding the limitations in the two preceding sentences, Foreign Bonds and Canadian Bonds held by the Trust will qualify as Fitch Eligible Assets only up to a maximum of 30% of the aggregate Market Value of all assets constituting Fitch Eligible Assets. In addition, bonds which are issued in connection with a reorganization under U.S. federal bankruptcy law (“Reorganization Bonds”) will be considered debt securities constituting Fitch Eligible Assets if (a) they provide for periodic payment of interest in cash in U.S. dollars or euros; (b) they do not provide for conversion or exchange into equity capital at any time over their lives; (c) they have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for trading under Rule 144A promulgated pursuant to the Securities Act as determined by the Trust’s investment manager or portfolio manager acting pursuant to procedures approved by the Trustees; (d) they were issued by a U.S. corporation, limited liability company or limited partnership; and (e) at the time of purchase at least one year had elapsed since the issuer’s reorganization. Reorganization Bonds may also be considered debt securities constituting Fitch Eligible Assets if they have been approved by Fitch, which approval shall not be unreasonably withheld. All debt securities satisfying the foregoing requirements and restrictions of this paragraph (iv) are herein referred to as “Corporate Debt Securities”;

(v) preferred stocks if (A) dividends on such preferred stock are cumulative, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange, (D) the issuer of such a preferred stock has a senior debt rating or preferred stock rating from Fitch of BBB– or higher or the equivalent rating by another Rating Agency. In addition, the preferred stocks issue must be at least $50 million;

(vi) asset-backed and mortgage-backed securities;

(vii) Rule 144A Securities;

(viii) Bank Loans;

(ix) municipal debt obligation that (A) pays interest in cash and (B) is part of an issue of municipal debt obligations of at least $5 million, except for municipal debt obligations rated below A by Fitch or the equivalent rating by another Rating Agency, in which case the minimum issue size is $10 million;

(x) Tradable Credit Baskets (e.g., Traded Custody Receipts or TRACERs and Targeted Return Index Securities Trust or TRAINS);

(xi) convertible debt and convertible preferred stocks; and

(xii) any other security or instrument approved by Fitch.

Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the 1940 Act, not otherwise provided for in this definition may be included in Fitch Eligible Assets, but, with respect to any financial contract, only upon receipt by the Trust of a writing from Fitch specifying any conditions on including such financial contract in Fitch Eligible Assets and assuring the Trust that including such financial contract in the manner so specified would not affect the credit rating assigned by Fitch to the Preferred Shares.

Where the Trust sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Fitch Eligible Asset and the amount the Trust is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Trust purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Trust thereby will constitute a Fitch Eligible Asset if the long-term debt of such other party is rated at least A- by Fitch or the equivalent by another Rating Agency and such agreement has a term of 30 days or less; otherwise the Discounted Value of such purchased asset will constitute a Fitch Eligible Asset.

Notwithstanding the foregoing, an asset will not be considered a Fitch Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(E) under the definition of Preferred Shares Basic Maintenance Amount or to the extent it is subject to any Liens, except for (A) Liens which are being contested in good faith by appropriate proceedings and which Fitch has indicated to the Trust will not affect the status of such asset as a Fitch Eligible Asset, (B) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) Liens to secure payment for services rendered or cash advanced to the Trust by its investment manager or portfolio manager, the Trust’s custodian, transfer agent or registrar or the Auction Agent and (D) Liens arising by virtue of any repurchase agreement.

Portfolio holdings as described below must be within the following diversification and issue size requirements in order to be included in Fitch’s Eligible Assets:

Security Rated At Least	Maximum Single Issuer(1)	Maximum Single Industry(1),(2)	Minimum Issue Size ($ in millions)(3)
AAA	100%	100%	$100
AA–	20%	75%	100
A–	10%	50%	100
BBB–	6%	25%	100
BB–	4%	16%	50
B–	3%	12%	50
CCC or Below	2%	8%	50

(1)	Percentages represent a portion of the aggregate market value of Corporate Debt Securities.

(2)	Industries are determined according to Fitch Industry Classifications, as defined herein.

(3)	Preferred stock has a minimum issue size of $50 million.

(tt) “Fitch Hedging Transaction” shall have the meaning specified in paragraph 10(b)(i) of Part I of this Section 12.1.

(uu) “Fitch Industry Classification” means, for the purposes of determining Fitch Eligible Assets, each of the following industry classifications:

1.	Aerospace & Defense

2.	Automobiles

3.	Banking, Finance & Real Estate

4.	Broadcasting & Media

5.	Building & Materials

6.	Cable

7.	Chemicals

8.	Computers & Electronics

9.	Consumer Products

10.	Energy

11.	Environmental Services

12.	Farming & Agriculture

13.	Food, Beverage & Tobacco

14.	Gaming, Lodging & Restaurants

15.	Healthcare & Pharmaceuticals

16.	Industrial/Manufacturing

17.	Insurance

18.	Leisure & Entertainment

19.	Metals & Mining

20.	Miscellaneous

21.	Paper & Forest Products

22.	Retail

23.	Sovereign

24.	Supermarkets & Drugstores

25.	Telecommunications

26.	Textiles & Furniture

27.	Transportation

28.	Utilities

The Trust shall use its discretion in determining which industry classification is applicable to a particular investment.

(vv) “Fitch Loan Category” means the following four categories (and, for purposes of this categorization, the Market Value of a Fitch Eligible Asset trading at par is equal to $1.00):

(i) “Fitch Loan Category A” means Performing Bank Loans which have a Market Value or an Approved Price greater than or equal to $0.90.

(ii) “Fitch Loan Category B” means: (A) Performing Bank Loans which have a Market Value or an Approved Price of greater than or equal to $0.80 but less than $0.90; and (B) non-Performing Bank Loans which have a Market Value or an Approved Price greater than or equal to $0.85.

(iii) “Fitch Loan Category C” means: (A) Performing Bank Loans which have a Market Value or an Approved Price of greater than or equal to $0.70 but less than $0.80; (B) non-Performing Bank Loans which have a Market Value or an Approved Price of greater than or equal to $0.75 but less than $0.85; and (C) Performing Bank Loans without an Approved Price rated BB- or higher by Fitch. If a security is not rated by Fitch but is rated by two other Rating Agencies, then the lower of the ratings on the security from the two other Rating Agencies will be used to determine the Fitch Discount Factor (e.g., where the S&P rating is A- and the Moody’s rating is Baa1, a Fitch rating of BBB+ will be used). If a security is not rated by Fitch but is rated by only one other Rating Agency, then the rating on the security from the other Rating Agency will be used to determine the Fitch Discount Factor (e.g., where the only rating on a security is an S&P rating of AAA, a Fitch rating of AAA will be used, and where the only rating on a security is a Moody’s rating of Ba3, a Fitch rating of BB- will be used).

(iv) “Fitch Loan Category D” means Bank Loans not described in any of the foregoing categories.

Notwithstanding any other provision contained above, for purposes of determining whether a Fitch Eligible Asset falls within a specific Fitch Loan Category, to the extent that any Fitch Eligible Asset would fall within more than one of the Fitch Loan Categories, such Fitch Eligible Asset shall be deemed to fall into the Fitch Loan Category with the lowest applicable Fitch Discount Factor.

(ww) “Foreign Bonds” shall have the meaning set forth in paragraph (iv) of the definition of “Fitch Eligible Assets.”

(xx) “Forward Commitments” shall have the meaning specified in paragraph 10(a)(iv) of Part I of this Section 12.1.

(yy) “GNMA” shall have the meaning set forth in paragraph (viii) of the definition of “Moody’s Eligible Assets” below.

(zz) “Holder,” with respect to shares of a series of Preferred Shares, shall mean the registered holder of such shares as the same appears on the record books of the Trust.

(aaa) “Hold Order” and “Hold Orders” shall have the respective meanings specified in paragraph 1(a) of Part II of this Section 12.1.

(bbb) “Independent Accountant” shall mean a nationally recognized accountant, or firm of accountants, retained by the Trust that is with respect to the Trust an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended from time to time.

(ccc) “Initial Rate Period,” with respect to Series M, shall be the period from and including the Date of Original Issue thereof to but excluding October 1, 2002, and, with respect to Series W, shall be the period from and including the Date of Original Issue thereof to but excluding October 17, 2002.

(ddd) “Late Charge” shall have the meaning specified in paragraph 2(e)(i)(B) of Part I of this Section 12.1.

(eee) “Lead Broker-Dealer” shall mean a Broker-Dealer designated as the “lead” Broker-Dealer by the Trust from time to time in its discretion. Initially, the Lead Broker-Dealer shall be Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(fff) “Lien” shall mean any material lien, mortgage, pledge, security interest or security agreement of any kind, but shall not include assets segregated on the Trust’s books for regulatory or other reasons.

(ggg) “Liquidation Preference,” with respect to a given number of Preferred Shares, means $25,000 times that number.

(hhh) “Market Value” of any asset of the Trust shall be the market value thereof determined by any pricing service designated by the Trust and approved by Moody’s and Fitch, if Moody’s and Fitch are then rating the Preferred Shares, and from any substitute Rating Agency then rating the Preferred Shares (the “Pricing Service”). Market Value of any asset shall include any interest accrued thereon. The Pricing Service shall value portfolio property at the lower of the quoted bid price and the mean between the quoted bid and ask price or the yield equivalent when quotations are readily available. Securities and other property for which quotations are not readily available shall be valued at fair value as determined by the Pricing Service, using methods which include consideration of: yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. If the Pricing Service fails to provide the Market Value of any securities, such securities shall be valued at the lower of two bid quotations (at least one of which shall be in writing) obtained by the Trust from two dealers who are members of the National Association of Securities Dealers, Inc. and are making a market in such securities. If two bid quotations are not readily available for any securities, such securities shall be valued at fair value on a consistent basis using methods determined in good faith by the Trustees. Futures contracts and options are valued at closing prices for such instruments established by the exchange or board of trade on which they are traded or, if market quotations are not readily available, are valued at fair value as determined by the Pricing Service or, if the Pricing Service is not able to value such instruments, shall be valued at fair value on a consistent basis using methods determined in good faith by the Trustees. All other assets will be valued at fair value on a consistent basis using methods determined in good faith by the Trustees.

(iii) “Maximum Rate” means, on any date on which the Applicable Rate is determined, the applicable percentage of the Reference Rate, on the date of such Auction determined as set forth below based on the lower of the credit rating assigned to the Preferred Shares by Moody’s or Fitch subject to upward but not downward adjustment in the discretion of the Trustees after consultation with the Broker-Dealers and subject to paragraph 4(d) of Part I of this Section 12.1; provided that immediately following any such increase the Trust would be in compliance with the Preferred Shares Basic Maintenance Amount. If Moody’s or Fitch or both shall not make such ratings available, the rate shall be determined by reference to equivalent ratings issued by a substitute Rating Agency.

Credit Ratings		Applicable Percentage:
Moody’s	Fitch
“Aa3” or higher	AA- or higher	150%
“A3” to “A1”	A- to A+	200%
“Baa3” to “Baa1”	BBB- to BBB+	225%
Below “Baa3”	Below BBB-	275%

(jjj) “Minimum Rate Period” shall mean any Rate Period consisting of 7 Rate Period Days for Series M and 28 Rate Period Days for Series W.

(kkk) “Moody’s” shall mean Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

(lll) “Moody’s Discount Factor” shall mean, for purposes of determining the Discounted Value of any Moody’s Eligible Asset, the percentage determined as follows. The Moody’s Discount Factor for any Moody’s Eligible Asset other than the securities set forth below will be the percentage provided in writing by Moody’s.

(i) Corporate debt securities: The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below.

	Moody’s Rating Category
Term to Maturity of Corporate Debt Security	Aaa	Aa	A	Baa	Ba	B	Caa	Unrated[1]
1 year or less .	109%	112%	115%	118%	119%	125%	205%	225%
2 years or less (but longer than 1 year) .	115%	118%	122%	125%	127%	133%	205%	225%
3 years or less (but longer than 2 years) .	120%	123%	127%	131%	133%	140%	205%	225%
4 years or less (but longer than 3 years) .	126%	129%	133%	138%	140%	147%	205%	225%
5 years or less (but longer than 4 years) .	132%	135%	139%	144%	146%	154%	205%	225%
7 years or less (but longer than 5 years) .	139%	143%	147%	152%	156%	164%	205%	225%
10 years or less (but longer than 7 years) .	145%	150%	155%	160%	164%	173%	205%	225%
15 years or less (but longer than 10 years) .	150%	155%	160%	165%	170%	180%	205%	225%
20 years or less (but longer than 15 years) .	150%	155%	160%	165%	170%	190%	205%	225%

	Moody’s Rating Category
Term to Maturity of Corporate Debt Security	Aaa	Aa	A	Baa	Ba	B	Caa	Unrated[1]
30 years or less (but longer than 20 years) .	150%	155%	160%	165%	170%	191%	205%	225%
Greater than 30 years .	165%	173%	181%	189%	205%	221%	221%	225%

[1]	Unrated corporate debt securities, which are corporate debt securities rated by neither Moody’s nor S&P, are limited to 10% of discounted Moody’s Eligible Assets. If a corporate debt security is unrated by Moody’s but is rated by S&P, a rating two numeric ratings below the S&P rating will be used (e.g., where the S&P rating is AAA, a Moody’s rating of Aa2 will be used; where the S&P rating is AA+, a Moody’s rating of Aa3 will be used). If a corporate debt security is unrated by both Moody’s and S&P, the Trust will use the percentage set forth under “Unrated” in this table.

The Moody’s Discount Factors presented in the immediately preceding table will also apply to Moody’s Eligible Assets and to Moody’s rated credit baskets (e.g., TRACERs), whereby the ratings in the table will be applied to the underlying securities and the Market Value of each underlying security will be its proportionate amount of the Market Value of the TRACER. The Moody’s Discount Factors presented in the immediately preceding table will also apply to corporate debt securities that do not pay interest in U.S. dollars or euros, provided that the Moody’s Discount Factor determined from the table shall be multiplied by a factor of 110% for purposes of calculating the Discounted Value of such securities.

(ii) Preferred stock: The Moody’s Discount Factor for preferred stock shall be (A) for preferred stocks issued by a utility, 146%; (B) for preferred stocks of industrial and financial issuers, 209%; and (C) for auction rate preferred stocks, 350%.

(iii) Short-term instruments: The Moody’s Discount Factor applied to short-term portfolio securities, including without limitation corporate debt securities, Short Term Money Market Instruments and municipal debt obligations, will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Exposure Period; (B) 115%, so long as such portfolio securities mature or have a demand feature at par not exercisable within the Exposure Period; and (C) 125%, if such securities are not rated by Moody’s, so long as such portfolio securities are rated at least A-1+/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable within the Exposure Period. A Moody’s Discount Factor of 100% will be applied to cash.

(iv) U.S. Government Agency Securities and U.S. Treasury Strips:

Remaining Term to Maturity	U.S. Government Agency Securities Discount Factor	U.S. Treasury Strips Discount Factor
1 year or less	107%	107%
2 years or less (but longer than 1 year)	113%	115%
3 years or less (but longer than 2 years)	118%	121%
4 years or less (but longer than 3 years)	123%	128%
5 years or less (but longer than 4 years)	128%	135%
7 years or less (but longer than 5 years)	135%	147%
10 years or less (but longer than 7 years)	141%	163%
15 years or less (but longer than 10 years)	146%	191%
20 years or less (but longer than 15 years)	154%	218%
30 years or less (but longer than 20 years)	154%	244%

(v) Rule 144A Securities: The Moody’s Discount Factor applied to Rule 144A Securities for Rule 144A Securities which do not have registration rights within one year will be 1.3 times the Moody’s Discount Factor which would apply were the securities registered under the Securities Act.

(vi) Bank Loans: The Moody’s Discount Factor applied to senior Bank Loans (“Senior Loans”) shall be the percentage specified in the table below opposite such Moody’s Loan Category:

Moody’s Loan Category	Discount Factor
A	118%
B	137%
C	161%
D	222%
E	222%

(vii) Asset-backed securities (including auto- and credit card-backed securities with Moody’s ratings of Aa or Aaa): The Moody’s Discount Factor applied to asset-backed securities shall be 131%.

(viii) Mortgage-backed securities: The Moody’s Discount Factor applied to collateralized mortgage obligations, planned amortization class bonds and targeted amortization class bonds shall be determined by reference to the weighted average life of the security and whether cash flow is retained (i.e., controlled by a trustee) or excluded (i.e., not controlled by a trustee), in accordance with the table set forth below.

Remaining Term to Maturity	Cash Flow Retained	Cash Flow Excluded
3 years or less	133%	141%
7 years or less (but longer than 3 years)	142%	151%
10 years or less (but longer than 7 years)	158%	168%
20 years or less (but longer than 10 years)	174%	185%
Greater than 20 years	205%	213%

The Moody’s Discount Factor applied to residential mortgage pass-throughs (including private-placement mortgage pass-throughs) shall be determined by reference to the coupon paid by such security and whether cash flow is retained (i.e., controlled by a trustee) or excluded (i.e., not controlled by a trustee), in accordance with the table set forth below.

Coupon	Cash Flow Retained	Cash Flow Excluded
5%	166%	173%
6%	162%	169%
7%	158%	165%
8%	154%	161%
9%	151%	157%
10%	148%	154%
11%	144%	154%
12%	142%	151%
13%	139%	148%
Adjustable	165%	172%

The Moody’s Discount Factor applied to fixed-rate pass-throughs that are not rated by Moody’s and are serviced by a servicer approved by Moody’s shall be determined by reference to the table in the following paragraph.

The Moody’s Discount Factor applied to whole loans shall be determined by reference to the coupon paid by such security and whether cash flow is retained (i.e., controlled by a trustee) or excluded (i.e., not controlled by a trustee), in accordance with the table set forth below.

Coupon	Cash Flow Retained	Cash Flow Excluded
5%	172%	179%
6%	167%	174%
7%	163%	170%
8%	159%	165%
9%	155%	161%
10%	151%	158%
11%	148%	157%
12%	145%	154%
13%	142%	151%
Adjustable	170%	177%

(ix) Municipal debt obligations: The Moody’s Discount Factor applied to municipal debt obligations shall be the percentage determined by reference to the rating on such asset and the shortest exposure period set forth opposite such rating that is the same length as or is longer than the Exposure Period, in accordance with the table set forth below (provided that any municipal obligation (excluding any short-term municipal obligation) not rated by Moody’s but rated by S&P shall be deemed to have a Moody’s rating which is one full rating category lower than its S&P rating):

exposure period	Aaa[1]	Aa1	A1	Baa[1]	Other[2]	(V)MIG-1[3]	SP-1+[4]	Unrated[5]
7 weeks	151%	159%	166%	173%	187%	135%	148%	225%
8 weeks or less but greater than seven weeks	154%	161%	168%	176%	190%	137%	149%	231%
9 weeks or less but greater than eight weeks	158%	163%	170%	177%	192%	138%	150%	240%

[1]	Moody’s rating.

[2]	Municipal debt obligations not rated by Moody’s but rated BBB by S&P.

[3]	Municipal debt obligations rated MIG-1 or VMIG-1, which do not mature but have a demand feature at par exercisable in 30 days and which do not have a long-term rating.

[4]	Municipal debt obligations not rated by Moody’s but rated SP-1+ by S&P, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating.

[5]	Municipal debt obligations rated less than Baa3 or not rated by Moody’s and less than BBB or not rated by S&P, not to exceed 10% of Moody’s Eligible Assets.

(x) Structured Notes: The Moody’s Discount Factor applied to Structured Notes will be (A) in the case of a corporate issuer, the Moody’s Discount Factor determined in accordance with paragraph (i) under this definition, whereby the rating on the issuer of the Structured Note will be the rating on the Structured Note for purposes of determining the Moody’s Discount Factor in the table in paragraph (i); and (B) in the case of an issuer that is the U.S. government or an agency or instrumentality thereof, the Moody’s Discount Factor determined in accordance with paragraph (iii) under this definition as if the U.S. government or the agency or instrumentality thereof were a municipality.

(mmm) “Moody’s Eligible Assets” means

(i) cash (including interest and dividends due on assets rated (A) Baa3 or higher by Moody’s if the payment date is within five Business Days of the Valuation Date, (B) A2 or higher if the payment date is within thirty days of the Valuation Date, and (C) A1 or higher if the payment date is otherwise within the Exposure Period) and receivables for Moody’s Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearing house firms with respect to which the Trust has received prior written authorization from Moody’s or (B) (1) with counterparties having a Moody’s long-term debt rating of at least Baa3 or (2) with counterparties having a Moody’s Short Term Money Market Instrument rating of at least P-1;

(ii) Short Term Money Market Instruments so long as (A) such securities are rated at least P-1, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or (C) in all other cases, the supporting entity (1) is rated A2 and the security matures within one month, (2) is rated A1 and the security matures within three months or (3) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments need not meet any otherwise applicable Moody’s rating criteria;

(iii) U.S. Government Securities and U.S. Treasury Strips;

(iv) Rule 144A Securities;

(v) Performing Senior Loans and other Bank Loans approved by Moody’s;

(vi) Corporate debt securities if (A) such securities are rated Caa or higher by Moody’s; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars or euros, except that such securities that do not pay interest in U.S. dollars or euros shall be considered Moody’s Eligible Assets if they are rated by Moody’s or S&P; (C) for securities which provide for conversion or exchange into equity capital at some time over their lives, the issuer is rated at least B3 by Moody’s and the discount factor will be 250%; (D) for debt securities rated Ba1 and below, no more than 10% of the original amount of such issue may constitute Moody’s Eligible Assets; (E) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Trust’s investment manager or portfolio manager acting pursuant to procedures approved by the Trustees, except that such securities that are not subject to U.S. federal securities laws shall be considered Moody’s Eligible Assets if they are publicly traded; and (F) such securities are not subject to extended settlement.

Notwithstanding the foregoing limitations, corporate debt securities not rated by Moody’s but which have an S&P rating shall not exceed 10% of the aggregate Discounted Value of all Moody’s Eligible Assets for purposes of determining whether the Discounted Value of Moody’s Eligible Assets equals or exceeds the Preferred Shares Maintenance Amount. In addition, Eligible Assets must: (i) not have filed for bankruptcy within the past three years; (ii) be current on all principal and interest in their fixed income obligations; (iii) be current on all preferred stock dividends; and (iv) possess a current, unqualified auditor’s report without qualified, explanatory language;

(vii) Preferred stocks if (A) dividends on such preferred stock are cumulative, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange, (D) the issuer of such a preferred stock has a senior debt rating from Moody’s of Baa1 or higher or a preferred stock rating from Moody’s of Baa3 or higher and (E) such preferred stock has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). The preferred stocks must also have the following diversification requirements: (X) that the preferred stock issue be greater than $50 million and (Y) that the maximum holding by the Trust of preferred stock of each issue be $5 million. In addition, preferred stocks issued by transportation companies will not be considered Moody’s Eligible Assets;

(viii) Asset-backed and mortgage-backed securities:

(A) Asset-backed securities if (1) such securities are rated at least Aa3 by Moody’s or at least AA by S&P, (2) the securities are part of an issue that is $250 million or greater, or the issuer of such securities has a total of $500 million or greater of asset-backed securities outstanding at the time of purchase of the securities by the Trust and (3) the expected average life of the securities is not greater than 4 years;

(B) Collateralized mortgage obligations (“CMOs”), including CMOs with interest rates that float at a multiple of the change in the underlying index according to a pre-set formula, provided that any CMO held by the Trust (1) has been rated Aaa by Moody’s or AAA by S&P, (2) does not have a coupon which floats inversely, (3) is not portioned as an interest-only or principal-only strip and (4) is part of an issuance that had an original issue size of at least $100 million;

(C) Planned amortization class bonds (“PACs”) and targeted amortization class bonds (“TACs”), provided that such PACs or TACs are (1) backed by certificates of either the Federal National Mortgage Association (“FNMA”), the Government National Mortgage Association (“GNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”) representing ownership in single-family first lien mortgage loans with original terms of 30 years, (2) part of an issuance that had an original issue size of at least $10 million, (3) part of PAC or TAC classes that have payment priority over other PAC or TAC classes, (4) if TACs, TACs that do not support PAC classes, and (5) if TACs, not considered reverse TACs (i.e., do not protect against extension risk);

(D) Consolidated senior debt obligations of Federal Home Loan Banks (“FHLBs”), senior long-term debt of the FNMA, and consolidated systemwide bonds and FCS Financial Assistance Corporation Bonds of Federal Farm Credit Banks (“FFCBs”) (collectively, “FHLB, FNMA and FFCB Debentures”), provided that such FHLB, FNMA and FFCB Debentures are (1) direct issuance corporate debt rated Aaa by Moody’s, (2) senior debt obligations backed by the FHLBs, FFCBs or FNMA, (3) part of an issue entirely denominated in U.S. dollars and (4) not callable or exchangeable debt issues;

(E) Mortgage pass-throughs rated at least Aa by Moody’s and pass-throughs issued prior to 1987 (if rated AA by S&P and based on fixed-rate mortgage loans) by Travelers Mortgage Services, Citicorp Homeowners, Citibank, N.A., Sears Mortgage Security or RFC — Salomon Brothers Mortgage Securities, Inc., provided that (1) certificates must evidence a proportional, undivided interest in specified pools of fixed or adjustable rate mortgage loans, secured by a valid first lien, on one- to four-family residential properties and (2) the securities are publicly registered (not issued by FNMA, GNMA or FHLMC);

(F) Private-placement mortgage pass-throughs, provided that (1) certificates represent a proportional undivided interest in specified pools of fixed-rate mortgage loans, secured by a valid first lien, on one- to four-family residential properties, (2) documentation is held by a trustee or independent custodian, (3) pools of mortgage loans are serviced by servicers that have been approved by FNMA or FHLMC and funds shall be advanced to meet deficiencies to the extent provided in the pooling and servicing agreements creating such certificates, and (4) pools have been rated Aa or better by Moody’s;

(G) Whole loans (e.g., direct investments in mortgages), provided that (1) at least 65% of such loans (a) have seasoning of no less than 6 months, (b) are secured by single-family detached residences, (c) are owner-occupied primary residences, (d) are secured by a first-lien, fully documented mortgage, (e) neither are currently delinquent (30 days or more) nor were delinquent during the preceding year, (f) have loan-to-value ratios of 80% or below, (g) carry normal hazard insurance and title insurance, as well as special hazard insurance, if applicable, (h) have original terms to maturity not greater than 30 years, with at least one year remaining to maturity, (i) have a minimum of $10,000 remaining principal balance, (j) for loans underwritten after January 1, 1978, FNMA and/or FHLMC forms are used for fixed-rate loans, and (k) such loans are whole loans and not participations; (2) for loans that do not satisfy the requirements set forth in the foregoing clause (1), (a) non-owner occupied properties represent no greater than 15% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, (b) multi-family properties (those with five or more units) represent no greater than 15% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, (c) condominiums represent no greater than 10% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, and any condominium project must be 80% occupied at the time the loan is originated, (d) properties with loan-to-value ratios exceeding 80% represent no greater than 25% of the aggregate of either the adjustable-rate pool or the fixed-rate pool and the portion of the mortgage on any such property that exceeds a loan-to-value ratio of 80% is insured with Primary Mortgage Insurance from an insurer rated at least Baa3 by Moody’s and (e) loan balances in excess of the current FHLMC limit plus $75,000 represent no greater than 25% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, loan balances in excess of $350,000 represent no greater than 10% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, and loan balances in excess of $1,000,000 represent no greater than 5% of the aggregate of either the adjustable-rate pool or the fixed-rate pool; (3) no greater than 5% of the pool of loans is concentrated in any one zip code; (4) the pool of loans contains at least 100 loans or $2 million in loans per servicer; (5) for adjustable-rate mortgages (“ARMs”), (a) any ARM is indexed to the National Cost of Funds index, the 11th District Cost of Funds index, the 1-year Treasury or the 6-month Treasury, (b) the margin over the given index is between 0.15% and 0.25% for either cost-of-funds index and between 0.175% and 0.325% for Treasuries, (c) the maximum yearly interest rate increase is 2%, (d) the maximum life-time interest rate increase is 6.25% and (e) ARMs may include Federal Housing Administration and Department of Veterans Affairs loans; and (6) for “teaser” loans, (a) the initial discount from the current ARM market rate is no greater than 2%, (b) the loan is underwritten at the market rate for ARMs, not the “teaser” rate, and (c) the loan is seasoned six months beyond the “teaser” period;

(ix) Any municipal debt obligation that (A) pays interest in cash, (B) does not have a Moody’s rating, as applicable, suspended by Moody’s, and (C) is part of an issue of municipal debt obligations of at least $5,000,000, except for municipal debt obligations rated below A by Moody’s, in which case the minimum issue size is $10,000,000;

(x) Structured Notes and Moody’s rated credit baskets (e.g., TRACERs);

(xi) Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the 1940 Act, not otherwise provided for in this definition but only upon receipt by the Trust of a letter from Moody’s specifying any conditions on including such financial contract in Moody’s Eligible Assets and assuring the Trust that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody’s to the Preferred Shares; and

(xii) Any other security or instrument approved by Moody’s.

In addition, portfolio holdings as described above must be within the following diversification and issue size requirements in order to be included in Moody’s Eligible Assets:

Ratings[1]	Maximum Single Issuer[2,3]	Maximum Single Industry[3,4]	Minimum Issue Size ($ in millions)[5]
Aaa	100%	100%	$100
Aa	20%	60%	100
A	10%	40%	100
Baa	6%	20%	100
Ba	4%	12%	50	[6]
B1-B2	3%	8%	50	[6]
B3 or below	2%	5%	50	[6]

[1]	Refers to the preferred stock and senior debt rating of the portfolio holding.

[2]	Companies subject to common ownership of 25% or more are considered as one issuer.

[3]	Percentages represent a portion of the aggregate Market Value of corporate debt securities.

[4]	Industries are determined according to Moody’s Industry Classifications, as defined herein.

[5]	Except for preferred stock, which has a minimum issue size of $50 million.

[6]	Portfolio holdings from issues ranging from $50 million to $100 million are limited to 20% of the Trust’s total assets.

Where the Trust sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody’s Eligible Asset and the amount the Trust is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Trust purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Trust thereby will constitute a Moody’s Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody’s and such agreement has a term of 30 days or less; otherwise the Discounted Value of such purchased asset will constitute a Moody’s Eligible Asset. For the purposes of calculation of Moody’s Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value and the call price of such portfolio securities.

Notwithstanding the foregoing, an asset will not be considered a Moody’s Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(E) under the definition of Preferred Shares Basic Maintenance Amount or to the extent it is subject to any Liens, except for (A) Liens which are being contested in good faith by appropriate proceedings and which Moody’s has indicated to the Trust will not affect the status of such asset as a Moody’s Eligible Asset, (B) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) Liens to secure payment for services rendered or cash advanced to the Trust by its investment manager or portfolio manager, the Trust’s custodian, transfer agent or registrar or the Auction Agent, (D) Liens arising by virtue of any repurchase agreement and (E) Liens created by virtue of the Trust’s investment activity.

(nnn) “Moody’s Hedging Transaction” shall have the meaning specified in paragraph 10(a)(i) of Part I of this Section 12.1.

(ooo) “Moody’s Industry Classification” means, for the purposes of determining Moody’s Eligible Assets, each of the following industry classifications (or such other classifications as Moody’s may from time to time approve for application to the Preferred Shares):

1.	Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

2.	Automobile: Automobile Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

3.	Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

4.	Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

5.	Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

6.	Chemicals, Plastics and Rubber: Chemicals (non-agricultural), Industrial Gases, Sulfur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

7.	Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

8.	Personal and Non-Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

9.	Diversified/Conglomerate Manufacturing

10.	Diversified/Conglomerate Service

11.	Diversified Natural Resources, Precious Metals and Minerals: Fabricating, Distribution

12.	Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal

13.	Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communicating Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

14.	Finance: Investment Brokerage, Leasing, Syndication, Securities

15.	Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers

16.	Grocery: Grocery Stores, Convenience Food Stores

17.	Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

18.	Home and Office Furnishings, Housewares, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges

19.	Hotels, Motels, Inns and Gaming

20.	Insurance: Life, Property and Casualty, Broker, Agent, Surety

21.	Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution

22.	Machinery (Non-Agricultural, Non-Construction, Non-Electronic): Industrial, Machine Tools, Steam Generators

23.	Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing

24.	Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

25.	Printing, Publishing, and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment

26.	Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

27.	Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

28.	Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

29.	Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

30.	Personal Transportation: Air, Bus, Rail, Car Rental

31.	Utilities: Electric, Water, Hydro Power, Gas

32.	Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies

The Trust will use its discretion in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody’s, to the extent the Trust considers necessary.

(ppp) “Moody’s Loan Category” means the following five categories (and, for purposes of this categorization, the Market Value of a Moody’s Eligible Asset trading at par is equal to $1.00):

(i) “Moody’s Loan Category A” means Performing Senior Loans which have a Market Value or an Approved Price greater than or equal to $0.90.

(ii) “Moody’s Loan Category B” means: (A) Performing Senior Loans which have a Market Value or an Approved Price of greater than or equal to $0.80 but less than $0.90; and (B) non-Performing Senior Loans which have a Market Value or an Approved Price greater than or equal to $0.85.

(iii) “Moody’s Loan Category C” means: (A) Performing Senior Loans which have a Market Value or an Approved Price of greater than or equal to $0.70 but less than $0.80; and (B) non-Performing Senior Loans which have a Market Value or an Approved Price of greater than or equal to $0.75 but less than $0.85.

(iv) “Moody’s Loan Category D” means Senior Loans not falling within any of the previous categories and which have a Market Value or an Approved Price less than $0.75.

(v) “Moody’s Loan Category E” means non-Senior Loans which have a Market Value or an Approved Price.

Notwithstanding any other provision contained above, for purposes of determining whether a Moody’s Eligible Asset falls within a specific Moody’s Loan Category, to the extent that any Moody’s Eligible Asset would fall in more than one of the Moody’s Loan Categories, such Moody’s Eligible Asset shall be deemed to fall into the Moody’s Loan Category with the lowest applicable Moody’s Discount Factor.

(qqq) “1940 Act” shall mean the Investment Company Act of 1940, as amended from time to time.

(rrr) “1940 Act Cure Date,” with respect to the failure by the Trust to maintain the 1940 Act Preferred Shares Asset Coverage (as required by paragraph 5 of Part I of this Section 12.1) as of the last Business Day of each month, shall mean the last Business Day of the following month.

(sss) “1940 Act Preferred Shares Asset Coverage” shall mean asset coverage, as defined in Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Trust which are shares of beneficial interest, including all outstanding Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are shares or stock of a closed-end investment company as a condition of declaring dividends on its common shares or stock).

(ttt) “Notice of Redemption” shall mean any notice with respect to the redemption of Preferred Shares pursuant to paragraph 8(c) of Part I of this Section 12.1.

(uuu) “Notice of Special Rate Period” shall mean any notice with respect to a Special Rate Period of Preferred Shares pursuant to paragraph 3(d)(i) of Part I of this Section 12.1.

(vvv) “Order” and “Orders” shall have the respective meanings specified in paragraph 1(a) of Part II of this Section 12.1.

(www) “Outstanding” shall mean, as of any Auction Date with respect to shares of a series of Preferred Shares, the number of shares of such series theretofore issued by the Trust except, without duplication, (i) any shares of such series theretofore cancelled or delivered to the Auction Agent for cancellation or redeemed by the Trust as provided in paragraph 8(f) of Part I of this Section 12.1, (ii) any shares of such series as to which the Trust or any Affiliate thereof shall be an Existing Holder and (iii) any shares of such series represented by any certificate in lieu of which a new certificate has been executed and delivered by the Trust.

(xxx) “PACs” shall have the meaning set forth in paragraph (viii) of the definition of “Moody’s Eligible Assets” above.

(yyy) “Performing” shall mean, with respect to any asset that is a Bank Loan or other debt, the issuer of such investment is not in default of any payment obligations in respect thereof.

(zzz) “Person” shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

(aaaa) “Potential Beneficial Owner,” with respect to shares of a series of Preferred Shares, shall mean a customer of a Broker-Dealer that is not a Beneficial Owner of shares of such series but that wishes to purchase shares of such series, or that is a Beneficial Owner of shares of such series that wishes to purchase additional shares of such series.

(bbbb) “Potential Holder,” with respect to shares of a series of Preferred Shares, shall mean a Broker-Dealer (or any such other person as may be permitted by the Trust) that is not an Existing Holder of shares of such series or that is an Existing Holder of shares of such series that wishes to become the Existing Holder of additional shares of such series.

(cccc) “Preferred Shares” shall have the meaning set forth under “DESIGNATION” above.

(dddd) “Preferred Shares Basic Maintenance Amount,” as of any Valuation Date, shall mean the dollar amount equal to the sum of: (i)(A) the product of the number of Preferred Shares outstanding on such date multiplied by $25,000 (plus the product of the number of shares of any other series of preferred shares outstanding on such date multiplied by the liquidation preference of such shares), plus any redemption premium applicable to the Preferred Shares (or other preferred shares) then subject to redemption; (B) the aggregate amount of dividends that will have accumulated at the respective Applicable Rates (whether or not earned or declared) to (but not including) the first respective Dividend Payment Dates for the Preferred Shares outstanding that follow such Valuation Date (plus the aggregate amount of dividends, whether or not earned or declared, that will have accumulated in respect of other outstanding preferred shares to, but not including, the first respective dividend payment dates for such other shares that follow such Valuation Date); (C) the aggregate amount of dividends that would accumulate on shares of each series of Preferred Shares outstanding from such first respective Dividend Payment Date therefor through the 49th day after such Valuation Date, at the Maximum Rate (calculated as if such Valuation Date were the Auction Date for the Dividend Period commencing on such Dividend Payment Date) for a 7-day Dividend Period of shares of such series to commence on such Dividend Payment Date, multiplied by the Volatility Factor (except that for those days during the period described in this clause (C) in respect of which the Applicable Rate in effect immediately prior to such Dividend Payment Date will remain in effect pursuant to clause (B) that are also included in the period described in clause (C), the dividend for purposes of calculation would accumulate at the Applicable Rate in effect for purposes of clause (B) in respect of those days); (D) the amount of anticipated expenses of the Trust for the 90 days subsequent to such Valuation Date; (E) the amount of any indebtedness or obligations of the Trust senior in right of payment to the Preferred Shares; and (F) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(E) (including, without limitation, any payables for portfolio securities of the Trust purchased as of such Valuation Date and any liabilities incurred for the purpose of clearing securities transactions); less (ii) the value (i.e., for purposes of current Fitch and Moody’s guidelines, the face value of cash, short-term securities rated, in the case of Fitch, F1 by Fitch or the equivalent by another Rating Agency, or, in the case of Moody’s, MIG-1, VMIG-1 or P-1 by Moody’s, and short-term securities that are the direct obligation of the U.S. government, provided in each case that such securities mature on or prior to the date upon which any of (i)(A) through (i)(F) become payable, otherwise the Discounted Value) of any of the Trust’s assets irrevocably deposited by the Trust for the payment of any of (i)(A) through (i)(F).

(eeee) “Preferred Shares Basic Maintenance Cure Date,” with respect to the failure by the Trust to satisfy the Preferred Shares Basic Maintenance Amount (as required by paragraph 6(a) of Part I of this Section 12.1) as of a given Valuation Date, shall mean the seventh Business Day following such Valuation Date.

(ffff) “Preferred Shares Basic Maintenance Report” shall mean a report signed by the President, Treasurer or any Senior Vice President or Vice President of the Trust which sets forth, as of the related Valuation Date, the assets of the Trust, the Market Value and the Discounted Value thereof (seriatim and in aggregate), and the Preferred Shares Basic Maintenance Amount.

(gggg) “Pricing Service” shall have the meaning specified in the definition of “Market Value” above.

(hhhh) “Quarterly Valuation Date” shall mean the last Friday of the last month of each fiscal quarter of the Trust in each fiscal year of the Trust, commencing on September 30, 2002, provided that if such day is not a Business Day, then the immediately preceding Business Day.

(iiii) “Rate Period,” with respect to shares of a series of Preferred Shares, shall mean each of the Initial Rate Period of shares of such series and any Subsequent Rate Period, including any Special Rate Period, of shares of such series.

(jjjj) “Rate Period Days,” for any Rate Period or Dividend Period, means the number of days that would constitute such Rate Period or Dividend Period but for the application of paragraph 2(d) of Part I of this Section 12.1 or paragraph 3(b) of Part I of this Section 12.1.

(kkkk) “Rating Agency” means a nationally recognized statistical rating organization.

(llll) “Redemption Price” shall mean the applicable redemption price specified in paragraph 8(a) or paragraph 8(b), as the case may be, of Part I of this Section 12.1.

(mmmm) “Reference Rate” means the applicable “AA” Financial Composite Commercial Paper Rate (for a Dividend Period of fewer than 183 days) or the applicable Treasury Index Rate (for a Dividend Period of 183 days or more).

(nnnn) “Reorganization Bonds” shall have the meaning set forth under paragraph (iv) of the definition of “Fitch Eligible Assets.”

(oooo) “Rule 144A Securities” shall mean securities which are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Trust’s investment manager or portfolio manager acting pursuant to procedures approved by the Trustees.

(pppp) “S&P” shall mean Standard & Poor’s Rating Group and its successors.

(qqqq) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(rrrr) “Securities Depository” shall mean The Depository Trust Company and its successors and assigns or any other securities depository selected by the Trust which agrees to follow the procedures required to be followed by such securities depository in connection with the Preferred Shares.

(ssss) “Sell Order” and “Sell Orders” shall have the respective meanings specified in paragraph 1(a) of Part II of this Section 12.1.

(tttt) “Senior Loans” shall have the meaning set forth in paragraph (vi) of the definitions of “Moody’s Discount Factor.”

(uuuu) “Series M” shall mean the Series M Taxable Auction Market Preferred Shares.

(vvvv) “Series W” shall mean the Series W Taxable Auction Market Preferred Shares.

(wwww) “Short Term Money Market Instruments” shall mean the following types of instruments if, on the date of purchase or other acquisition thereof by the Trust, the remaining term to maturity thereof is not in excess of 180 days (or 270 days for instruments rated at least Aaa for purposes of determining Moody’s Eligible Assets):

(i) commercial paper rated either F1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or P-1 by Moody’s and either F1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

(ii) demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii) overnight funds;

(iv) U.S. Government Securities; and

(v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company have (1) credit ratings on each Valuation Date of at least P-1 from Moody’s and either F1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody’s and either AA- from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Trust, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody’s, Fitch and S&P shall be at least A2, A and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody’s, F1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Trust); and provided further that the interest receivable by the Trust shall not be subject to any withholding or similar taxes.

(xxxx) “Special Rate Period,” with respect to shares of a series of Preferred Shares, shall have the meaning specified in paragraph 3(a) of Part I of this Section 12.1.

(yyyy) “Special Redemption Provisions” shall have the meaning specified in paragraph 8(a)(i) of Part I of this Section 12.1.

(zzzz) “Structured Notes” shall mean privately negotiated debt obligations where the principal and/or interest is determined by reference to the performance of a benchmark asset or market (an “embedded index”), such as selected securities or an index of securities, or the differential performance of two assets or markets, such as indices reflecting bonds.

(aaaaa) “Submission Deadline” shall mean 1:30 P.M., New York City time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.

(bbbbb) “Submitted Bid” and “Submitted Bids” shall have the respective meanings specified in paragraph 3(a) of Part II of this Section 12.1.

(ccccc) “Submitted Hold Order” and “Submitted Hold Orders” shall have the respective meanings specified in paragraph 3(a) of Part II of this Section 12.1.

(ddddd) “Submitted Order” and “Submitted Orders” shall have the respective meanings specified in paragraph 3(a) of Part II of this Section 12.1.

(eeeee) “Submitted Sell Order” and “Submitted Sell Orders” shall have the respective meanings specified in paragraph 3(a) of Part II of this Section 12.1.

(fffff) “Subsequent Rate Period,” with respect to shares of a series of Preferred Shares, shall mean the period from and including the first day following the Initial Rate Period of shares of such series to but excluding the next Dividend Payment Date for shares of such series and any period thereafter from and including one Dividend Payment Date for shares of such series to but excluding the next succeeding Dividend Payment Date for shares of such series; provided, however, that if any Subsequent Rate Period is also a Special Rate Period, such term shall mean the period commencing on the first day of such Special Rate Period and ending on the last day of the last Dividend Period thereof.

(ggggg) “Substitute Commercial Paper Dealer” shall mean Credit Suisse First Boston or Morgan Stanley & Co., Incorporated or their respective affiliates or successors, if such entity is a commercial paper dealer; provided, however, that none of such entities shall be a Commercial Paper Dealer.

(hhhhh) “Substitute U.S. Government Securities Dealer” shall mean The First Boston Company or Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates or successors, if such entity is a U.S. Government securities dealer; provided, however, that none of such entities shall be a U.S. Government Securities Dealer.

(iiiii) “Sufficient Clearing Bids” shall have the meaning specified in paragraph 3(a) of Part II of this Section 12.1.

(jjjjj) “TACs” shall have the meaning set forth in paragraph (viii) of the definition of “Moody’s Eligible Assets.”

(kkkkk) “Tradable Credit Baskets” and “TRACERs” shall mean Traded Custody Receipts representing direct ownership in a portfolio of underlying securities.

(lllll) “Treasury Bill” shall mean a direct obligation of the U.S. Government having a maturity at the time of issuance of 364 days or less.

(mmmmm) “Treasury Bonds” shall mean United States Treasury Bonds or Notes.

(nnnnn) “Treasury Futures” shall mean futures and related options on Treasury Bills, Treasury Bonds and/or Treasury Notes.

(ooooo) “Treasury Index Rate” shall mean the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having the same number of 30-day periods to maturity as the applicable Dividend Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity, treating all Dividend Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H.15 (519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, then the foregoing computations shall be based upon the average of comparable data as quoted to the Trust by at least three U.S. Government Securities Dealers.

(ppppp) “Treasury Note” shall mean a direct obligation of the U.S. Government having a maturity at the time of issuance of five years or less but more than 364 days.

(qqqqq) “Trust” shall mean Western Asset Premier Bond Fund.

(rrrrr) “Trustees” shall mean the trustees of the Trust.

(sssss) “U.S. Government Securities” shall mean direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

(ttttt) “U.S. Government Securities Dealer” shall mean Lehman Government Securities Incorporated, Goldman, Sachs & Co., Salomon Brothers Inc., Morgan Guaranty Trust Company of New York and any other U.S. Government Securities dealer selected by the Trust as to which Moody’s (if Moody’s is then rating the Preferred Shares) or Fitch (if Fitch is then rating the Preferred Shares) shall not have objected, and in each case their respective affiliates or successors, if such entity is a U.S. Government Securities dealer.

(uuuuu) “U.S. Treasury Securities” shall mean direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States.

(vvvvv) “U.S. Treasury Strips” shall mean securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program of the U.S. Treasury.

(wwwww) “Valuation Date” shall mean, for purposes of determining whether the Trust is maintaining the Preferred Shares Basic Maintenance Amount, the last Business Day of each week.

(xxxxx) “Volatility Factor” shall mean 1.6.

(yyyyy) “Voting Period” shall have the meaning specified in paragraph 4(b)(i) of Part I of this Section 12.1.

(zzzzz) “Winning Bid Rate” shall have the meaning specified in paragraph 3(a) of Part II of this Section 12.1.

PART I.

1.	Number of Authorized Shares.

                The number of authorized shares constituting Series M shall be 1,440 shares, and the number of authorized shares constituting Series W shall be 1,440 shares.

2.	Dividends.

(a) Ranking. The shares of a series of the Preferred Shares shall rank on a parity with each other, with shares of any other series of the Preferred Shares and with shares of any other series of preferred shares as to the payment of dividends by the Trust and the distribution of assets upon liquidation of the Trust.

(b) Cumulative Cash Dividends. The Holders of shares of any series of Preferred Shares shall be entitled to receive, when, as and if declared by the Trustees, out of funds legally available therefor in accordance with the Declaration of Trust and applicable law, cumulative cash dividends at the Applicable Rate for shares of such series, determined as set forth in paragraph 2(e) of this Part I, and no more, payable on the Dividend Payment Dates with respect to shares of such series determined pursuant to paragraph 2(d) of this Part I. Holders of Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares which may be in arrears, and, except to the extent set forth in paragraph 2(e)(i) of this Part I, no additional sum of money shall be payable in respect of any such arrearage.

(c) Dividends Cumulative from Date of Original Issue. Dividends on shares of any series of Preferred Shares shall accumulate at the Applicable Rate for shares of such series from the Date of Original Issue thereof.

(d) Dividend Payment Dates and Adjustment Thereof. Dividends shall be payable on shares of Series M for the Initial Rate Period on October 1, 2002, and on each 7th day thereafter, and on shares of Series W for the Initial Rate Period on October 17, 2002, and on each 28th day thereafter (each date being a “Dividend Payment Date”); provided, however, that:

(i) if the day on which dividends would otherwise be payable on shares of such series is not a Business Day, then such dividends shall be payable on such shares on the first Business Day that falls after such day; and

(ii) notwithstanding this paragraph 2(d), the Trust in its discretion may establish the Dividend Payment Dates in respect of any Special Rate Period of shares of a series of Preferred Shares consisting of more than 7 Rate Period Days for Series M and other than 28 Rate Period Days for Series W; provided, however, that such dates shall be set forth in the Notice of Special Rate Period relating to such Special Rate Period, as delivered to the Auction Agent, which Notice of Special Rate Period shall be filed with the Secretary of the Trust; and further provided that (1) any such Dividend Payment Date shall be a Business Day when determined (and if not a Business Day at the time of payment, the provisions of clause (i) above will apply) and (2) the last Dividend Payment Date in respect of such Special Rate Period shall be the Business Day immediately following the last day thereof, as such last day is determined in accordance with paragraph 3(b) of this Part I; and

(iii) notwithstanding the above, if for any reason a Dividend Period for a series of Preferred Shares is scheduled to begin on the same day and end on the same day as a Dividend Period for another series of Preferred Shares, then the last day of such Dividend Period for the series of Preferred Shares designated by the Trust shall be the second Business Day next succeeding such scheduled day unless the Trust obtains the opinion of tax counsel referred to in this paragraph. Subject to the limitation in the next sentence, if for any reason a Dividend Payment Date cannot be fixed as described above, then the Trustees shall otherwise fix the Dividend Payment Date. In no event, however, may the Dividend Period of any series of Preferred Shares be co-extensive with any Dividend Period of any other series of Preferred Shares unless the Trust has received an opinion of tax counsel that having such co-extensive periods will not affect the deductibility, for federal income tax purposes, of dividends paid on the different series of Preferred Shares.

(e) Dividend Rates and Calculation of Dividends.

(i) Dividend Rates. The dividend rate on Preferred Shares of any series during the period from and after the Date of Original Issue of shares of such series to and including the last day of the Initial Rate Period of shares of such series shall be equal to the rate per annum set forth with respect to shares of such series under “DESIGNATION” above. For each Subsequent Rate Period of shares of such series thereafter, the dividend rate on shares of such series shall be equal to the rate per annum that results from an Auction for shares of such series on the Auction Date next preceding such Subsequent Rate Period; provided, however, that if:

(A) an Auction for any such Subsequent Rate Period is not held for any reason other than as described below in paragraphs 2(e)(i)(B)-(D), the dividend rate on shares of such series for such Subsequent Rate Period will be the Maximum Rate for shares of such series on the Auction Date therefor;

(B) any Failure to Deposit shall have occurred with respect to shares of such series during any Rate Period thereof (other than any Special Rate Period consisting of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period consisting of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured), but, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall have been cured in accordance with paragraph 2(f) of this Part I and the Trust shall have paid to the Auction Agent a late charge (“Late Charge”) equal to the sum of (1) if such Failure to Deposit consisted of the failure timely to pay to the Auction Agent the full amount of dividends with respect to any Dividend Period of the shares of such series, an amount computed by multiplying (x) 200% of the Reference Rate for the Rate Period during which such Failure to Deposit occurs on the Dividend Payment Date for such Dividend Period by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit has not been cured in accordance with paragraph 2(f) of this Part I (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and multiplying the rate obtained by the aggregate Liquidation Preference of the outstanding shares of such series and (2) if such Failure to Deposit consisted of the failure timely to pay to the Auction Agent the Redemption Price of the shares, if any, of such series for which Notice of Redemption has been mailed by the Trust pursuant to paragraph 8(c) of this Part I of this Section 12.1, an amount computed by multiplying (x) 200% of the Reference Rate for the Rate Period during which such Failure to Deposit occurs on the redemption date by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit is not cured in accordance with paragraph 2(f) of this Part I (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and multiplying the rate obtained by the aggregate Liquidation Preference of the outstanding shares of such series to be redeemed, no Auction will be held in respect of shares of such series for the first Subsequent Rate Period thereof thereafter and the dividend rate for shares of such series for such Subsequent Rate Period will be the Maximum Rate for shares of such series on the Auction Date for such Subsequent Rate Period;

(C) any Failure to Deposit shall have occurred with respect to shares of such series during any Rate Period thereof (other than any Special Rate Period consisting of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period consisting of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured), and, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall not have been cured in accordance with paragraph 2(f) of this Part I or the Trust shall not have paid the applicable Late Charge to the Auction Agent, no Auction will be held in respect of shares of such series for the first Subsequent Rate Period thereof thereafter (or for any Rate Period thereof thereafter to and including the Rate Period during which (1) such Failure to Deposit is cured in accordance with paragraph 2(f) of this Part I and (2) the Trust pays the applicable Late Charge to the Auction Agent (the condition set forth in this clause (2) to apply only in the event Moody’s or Fitch is rating such shares at the time the Trust cures such Failure to Deposit), in each case no later than 12:00 Noon, New York City time, on the fourth Business Day prior to the end of such Rate Period), and the dividend rate for shares of such series for each such Subsequent Rate Period shall be a rate per annum equal to the Maximum Rate for shares of such series on the Auction Date for such Subsequent Rate Period (but with the credit rating for shares of such series, for purposes of determining such Maximum Rate, being deemed to be Below Baa3 (if Moody’s is rating the Preferred Shares) and Below BBB- (if Fitch is rating the Preferred Shares); or

(D) any Failure to Deposit shall have occurred with respect to shares of such series during a Special Rate Period thereof consisting of more than 364 Rate Period Days, or during any Rate Period thereof succeeding any Special Rate Period consisting of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured, and, prior to 12:00 Noon, New York City time, on the fourth Business Day preceding the Auction Date for the Rate Period subsequent to such Rate Period, such Failure to Deposit shall not have been cured in accordance with paragraph 2(f) of this Part I or, in the event Moody’s or Fitch is then rating such shares, the Trust shall not have paid the applicable Late Charge to the Auction Agent (such Late Charge, for purposes of this subparagraph (D), to be calculated by using, as the Reference Rate, the Reference Rate applicable to a Rate Period (x) consisting of more than 182 Rate Period Days and (y) commencing on the date on which the Rate Period during which Failure to Deposit occurs commenced), no Auction will be held in respect of shares of such series for such Subsequent Rate Period (or for any Rate Period thereof thereafter to and including the Rate Period during which (1) such Failure to Deposit is cured in accordance with paragraph 2(f) of this Part I and (2) the Trust pays the applicable Late Charge to the Auction Agent (the condition set forth in this clause (2) to apply only in the event Moody’s or Fitch is rating such shares at the time the Trust cures such Failure to Deposit), in each case no later than 12:00 Noon, New York City time, on the fourth Business Day prior to the end of such Rate Period), and the dividend rate for shares of such series for each such Subsequent Rate Period shall be a rate per annum equal to the Maximum Rate for shares of such series on the Auction Date for such Subsequent Rate Period (but with the credit rating for shares of such series, for purposes of determining such Maximum Rate, being deemed to be Below Baa3 (if Moody’s is rating the Preferred Shares) and Below BBB- (if Fitch is rating the Preferred Shares)) (the rate per annum at which dividends are payable on shares of a series of Preferred Shares for any Rate Period thereof in accordance with this Section 12.1 being herein referred to as the “Applicable Rate” for shares of such series).

(ii) Calculation of Dividends. The amount of dividends per share payable on shares of a series of Preferred Shares on any date on which dividends shall be payable on shares of such series shall be computed by multiplying the Applicable Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 360; and multiplying the rate obtained by $25,000.

(f) Curing a Failure to Deposit. A Failure to Deposit with respect to shares of a series of Preferred Shares shall have been cured with respect to any Rate Period of shares of such series if, within the respective time periods described in paragraph 2(e)(i) above, the Trust shall have paid to the Auction Agent (A) all accumulated and unpaid dividends on shares of such series and (B) without duplication, the Redemption Price for shares, if any, of such series for which Notice of Redemption has been mailed by the Trust pursuant to paragraph 8(c) of this Part I of this Section 12.1; provided, however, that the foregoing clause (B) shall not apply to the Trust’s failure to pay the Redemption Price in respect of Preferred Shares when the related Notice of Redemption provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(g) Dividend Payments by Trust to Auction Agent. The Trust shall pay to the Auction Agent, not later than 12:00 Noon, New York City time, on the Business Day next preceding each Dividend Payment Date for shares of a series of Preferred Shares, an aggregate amount of funds available on the next Business Day in The City of New York, New York, equal to the dividends to be paid to all Holders of shares of such series on such Dividend Payment Date.

(h) Auction Agent as Trustee of Dividend Payments by Trust. All moneys paid to the Auction Agent for the payment of dividends (or for the payment of any Late Charge) or the Redemption Price shall be held in trust for the payment of such dividends (and any such Late Charge) or Redemption Price by the Auction Agent for the benefit of the Holders specified in paragraph 2(i) of this Part I of this Section 12.1. Any moneys paid to the Auction Agent in accordance with the foregoing but not applied by the Auction Agent to the payment of dividends (and any such Late Charge) will, to the extent permitted by law, be repaid to the Trust at the end of 90 days from the date on which such moneys were so to have been applied.

(i) Dividends Paid to Holders. Each dividend on Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders thereof as their names appear on the record books of the Trust on the Business Day next preceding such Dividend Payment Date.

(j) Dividends Credited Against Earliest Accumulated But Unpaid Dividends. Any dividend payment made on Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares. Dividends in arrears for any past Dividend Period may be declared and paid on any date as may be fixed by the Trustees, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Trust on the record date fixed by the Trustees, not exceeding 15 days preceding the payment date thereof.

3.	Designation of Special Rate Periods.

(a) Length of and Preconditions for Special Rate Period. The Trust, in consultation with the Lead Broker-Dealer, may designate any succeeding Subsequent Rate Period of shares of a series of Preferred Shares as a “Special Rate Period” consisting of a specified number of Rate Period Days evenly divisible by 7 and not more than 1,820, subject to adjustment as provided in paragraph 3(b) of this Part I. A designation of a Special Rate Period with respect to any series of Preferred Shares shall be effective only if (A) notice thereof shall have been given in accordance with paragraph 3(c) and paragraph 3(d)(i) of this Part I, (B) an Auction for shares of such series shall have been held on the Auction Date immediately preceding the first day of such proposed Special Rate Period and Sufficient Clearing Bids for shares of such series shall have existed in such Auction, (C) if any Notice of Redemption shall have been mailed by the Trust pursuant to paragraph 8(c) of this Part I with respect to any shares of such series, the Redemption Price with respect to such shares shall have been deposited with the Auction Agent, (D) if such redemption is subject to one or more conditions precedent, each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption, (E) full cumulative dividends and any amounts due with respect to mandatory redemptions and optional redemptions shall have been paid in full or deposited with the Auction Agent, (F) the Trust shall have obtained written confirmation from Moody’s and Fitch, if Moody’s and Fitch are then rating the Preferred Shares, and from any substitute Rating Agency then rating the Preferred Shares that such proposed Special Rate Period will not impair the rating then assigned by Moody’s, Fitch or such substitute Rating Agency to the Preferred Shares, and (G) the Lead Broker-Dealer shall not have objected to the declaration of the proposed Special Rate Period in writing. In the event the Trust wishes to designate any succeeding Subsequent Rate Period for shares of a series of Preferred Shares as a Special Rate Period consisting of more than 28 Rate Period Days, the Trust shall notify Moody’s (if Moody’s is then rating such series) and Fitch (if Fitch is then rating such series) in advance of the commencement of such Subsequent Rate Period that the Trust wishes to designate such Subsequent Rate Period as a Special Rate Period and shall provide Moody’s (if Moody’s is then rating such series) and Fitch (if Fitch is then rating such series) with such documents as they may reasonably request.

(b) Adjustment of Length of Special Rate Period. In the event the Trust wishes to designate a Subsequent Rate Period as a Special Rate Period, but the day following what would otherwise be the last day of such Special Rate Period is not a Friday that is a Business Day in the case of Series M and a Thursday that is a Business Day in the case of Series W, then the Trust shall designate such Subsequent Rate Period as a Special Rate Period consisting of the period commencing on the first day following the end of the immediately preceding Rate Period and ending, in the case of Series M, on the first Thursday that is followed by a Friday that is a Business Day preceding what would otherwise be such last day, and, in the case of Series W, the first Wednesday that is followed by a Thursday that is a Business Day preceding what would otherwise be such last day.

(c) Notice of Proposed Special Rate Period. If the Trust proposes to designate any succeeding Subsequent Rate Period of shares of a series of Preferred Shares as a Special Rate Period pursuant to paragraph 3(a) of this Part I, not less than 20 (or such lesser number of days as may be agreed to from time to time by the Auction Agent) nor more than 30 days prior to the date the Trust proposes to designate as the first day of such Special Rate Period (which shall be such day that would otherwise be the first day of a Minimum Rate Period), notice shall be (i) published or caused to be published by the Trust in a newspaper of general circulation to the financial community in The City of New York, New York, which carries financial news, and (ii) mailed by the Trust by first-class mail, postage prepaid, to the Holders of shares of such series. Each such notice shall state (A) that the Trust may exercise its option to designate a succeeding Subsequent Rate Period of shares of such series as a Special Rate Period, specifying the first day thereof and the Maximum Rate applicable to such Special Rate Period, and (B) that the Trust will, by 11:00 A.M., New York City time, on the second Business Day next preceding such date (or by such later time or date, or both, as may be agreed to by the Auction Agent) notify the Auction Agent and each Broker-Dealer of either (x) its determination, subject to certain conditions, to exercise such option, in which case the Trust shall specify the Special Rate Period designated, or (y) its determination not to exercise such option.

(d) Notice of Special Rate Period. No later than 11:00 A.M., New York City time, on the second Business Day next preceding the first day of any proposed Special Rate Period of shares of a series of Preferred Shares as to which notice has been given as set forth in paragraph 3(c) of this Part I (or such later time or date, or both, as may be agreed to by the Auction Agent and each Broker-Dealer), the Trust shall deliver to the Auction Agent and each Broker-Dealer either:

(i) a notice (“Notice of Special Rate Period”) stating (A) that the Trust has determined to designate the next succeeding Rate Period of shares of such series as a Special Rate Period, specifying the same and the first day thereof, (B) the Maximum Rate for such Special Rate Period (which shall be determined on the second Business Day next preceding the first day of such Special Rate Period), (C) the Auction Date immediately prior to the first day of such Special Rate Period, (D) that such Special Rate Period shall not commence if (1) an Auction for shares of such series shall not be held on such Auction Date for any reason or (2) an Auction for shares of such series shall be held on such Auction Date but Sufficient Clearing Bids for shares of such series shall not exist in such Auction, and (E) whether the shares of a particular series of Preferred Shares will be subject to optional redemption during such Special Rate Period and, if so, the redemption premium, if any, required to be paid by the Trust in connection with such optional redemption, such notice to be accompanied by a Preferred Shares Basic Maintenance Report showing that, as of the third Business Day next preceding such proposed Special Rate Period, Moody’s Eligible Assets and Fitch Eligible Assets (if Moody’s and Fitch are then rating the series in question) each have an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount as of such Business Day; or

(ii) a notice stating that the Trust has determined not to exercise its option to designate a Special Rate Period of shares of such series and that the next succeeding Rate Period of shares of such series shall be a Minimum Rate Period.

(e) Failure to Deliver Notice of Special Rate Period. If the Trust fails to deliver either of the notices described in paragraphs 3(d)(i) and 3(d)(ii) of this Part I (and, in the case of the notice described in paragraph 3(d)(i) of this Part I, a Preferred Shares Basic Maintenance Report to the effect set forth in such paragraph (if either Moody’s or Fitch is then rating the series in question)) with respect to any designation of any proposed Special Rate Period to the Auction Agent by 11:00 A.M., New York City time, on the second Business Day next preceding the first day of such proposed Special Rate Period (or by such later time or date, or both, as may be agreed to by the Auction Agent), the Trust shall be deemed to have delivered a notice to the Auction Agent with respect to such Special Rate Period to the effect set forth in paragraph 3(d)(ii) of this Part I. In the event the Trust delivers to the Auction Agent a notice described in paragraph 3(d)(i) of this Part I, it shall file a copy of such notice with the Secretary of the Trust, and the contents of such notice shall be binding on the Trust. In the event the Trust delivers to the Auction Agent a notice described in paragraph 3(d)(ii) of this Part I, the Trust will provide Moody’s (if Moody’s is then rating the series in question) and Fitch (if Fitch is then rating the series in question) with a copy of such notice.

4.	Voting Rights.

(a) One Vote Per Share of Preferred Shares. Except as otherwise provided herein or in the Declaration of Trust or as otherwise required by law, (i) each Holder of Preferred Shares shall be entitled to one vote for each share of Preferred Shares held by such Holder on each matter submitted to a vote of shareholders of the Trust, and (ii) the holders of outstanding preferred shares, including each share of the Preferred Shares, and of Common Shares shall vote together as a single class; provided, however, that, at any meeting of the shareholders of the Trust held for the election of Trustees, the holders of outstanding preferred shares, including the Preferred Shares, represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Trust, to elect two Trustees of the Trust, each Preferred Share entitling the holder thereof to one vote. Subject to paragraph 4(b) of this Part I, the holders of outstanding Common Shares and preferred shares, voting together as a single class, shall elect the balance of the Trustees.

(b) Voting for Additional Trustees.

(i) Voting Period. Except as otherwise provided in the Declaration of Trust or as otherwise required by law, during any period in which any one or more of the conditions described in subparagraphs (A) or (B) of this subparagraph (b)(i) shall exist (such period being referred to herein as a “Voting Period”), the number of trustees constituting the Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of preferred shares, including the Preferred Shares, would constitute a majority of the Trustees as so increased by such smallest number, and the holders of preferred shares, including the Preferred Shares, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Trust), to elect such smallest number of additional Trustees, together with the two Trustees that such holders are in any event entitled to elect. A Voting Period shall commence:

(A) if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on any outstanding preferred shares, including the Preferred Shares, equal to at least two full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Auction Agent for the payment of such accumulated dividends; or

(B) if at any time holders of preferred shares, including the Preferred Shares, are entitled under the 1940 Act to elect a majority of the Trustees of the Trust.

Upon the termination of a Voting Period, the voting rights described in this subparagraph (b)(i) shall cease, subject always, however, to the revesting of such voting rights in the holders of preferred shares upon the further occurrence of any of the events described in this subparagraph (b)(i).

(ii) Notice of Special Meeting. As soon as practicable after the accrual of any right of the holders of preferred shares, including the Preferred Shares, to elect additional Trustees as described in paragraph 4(b)(i) of this Part I, the Trust shall so notify the Auction Agent and a special meeting of such holders shall be called by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Trust fails to send such notice to the Auction Agent or if such special meeting is not called, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of preferred shares, including the Preferred Shares, held during a Voting Period at which Trustees are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Trust), shall be entitled to elect the number of Trustees prescribed in paragraph 4(b)(i) of this Part I on a one-vote-per-share basis.

(iii) Terms of Office of Existing Trustees. The terms of office of all persons who are Trustees of the Trust at the time of a special meeting of Holders and holders of other preferred shares to elect Trustees shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of Trustees that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Trustees elected by the Holders and such other holders of preferred shares and the remaining incumbent Trustees elected by the holders of the Common Shares and preferred shares, shall constitute the duly elected Trustees.

(iv) Terms of Office of Certain Trustees to Terminate upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional Trustees elected by the Holders and holders of other Preferred Shares pursuant to paragraph 4(b)(i) of this Part I shall automatically terminate, the remaining Trustees shall constitute the Trustees of the Trust and the voting rights of the Holders and such other holders to elect additional Trustees pursuant to paragraph 4(b)(i) of this Part I shall cease, subject to the provisions of the last sentence of paragraph 4(b)(i) of this Part I.

(c) Holders of Preferred Shares to Vote on Certain Other Matters.

(i) Increase in Capitalization; Voluntary Petition for Bankruptcy. So long as any Preferred Shares are outstanding, the Trust shall not, without the affirmative vote or consent of the Holders of at least a “majority of the outstanding Preferred Shares” (unless a higher percentage is provided for herein or in the Declaration of Trust or by applicable law), in person or by proxy, either in writing or at a meeting, voting as a separate class, authorize, create or issue any class or series of shares ranking prior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust, or authorize, create or issue additional shares of any series of Preferred Shares (except that, notwithstanding the foregoing, but subject to the provisions of paragraph 10(c)(ii) of this Part I, the Trustees, without the vote or consent of the Holders of Preferred Shares, may from time to time authorize and create, and the Trust may from time to time issue, additional shares of any series of Preferred Shares or classes or series of other preferred shares ranking on a parity with Preferred Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust if the Trust receives written confirmation from Moody’s (if Moody’s is then rating the Preferred Shares)

and Fitch (if Fitch is then rating the Preferred Shares) that such authorization, creation or issuance would not impair the rating then assigned by such Rating Agency to the Preferred Shares). So long as any Preferred Shares are outstanding, the Trust shall not, without the affirmative vote or consent of the Holders of at least a “majority of the outstanding Preferred Shares” (unless a higher percentage is provided for herein or in the Declaration of Trust or by applicable law), in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Trust is solvent and does not foresee becoming insolvent.

For purposes of paragraph 4 of this Part I, “majority of the outstanding Preferred Shares” (or a series thereof) means (i) 67% or more of such shares present at a meeting, if the Holders of more than 50% of such shares are present or represented by proxy, or (ii) more than 50% of such shares, whichever is less.

To the extent not prohibited by these Bylaws, the Declaration of Trust or applicable law, if any action with respect to which Holders of Preferred Shares are granted voting rights under paragraph 4 of this Part I (including without limitation paragraphs 4(c) and 4(d)) would adversely affect the rights of one or more series (the “Affected Series”) of Preferred Shares in a manner different from any other series of Preferred Shares, the Trust will not approve any such action without the affirmative vote or consent of the Holders of at least a “majority of outstanding shares” of each such Affected Series outstanding at the time, in person or by proxy, either in writing or at a meeting (each such Affected Series voting as a separate class).

(ii) 1940 Act Matters. Unless a higher percentage is provided for herein or in the Declaration of Trust or by applicable law, (A) the affirmative vote of the Holders of at least a “majority of the outstanding Preferred Shares,” voting as a separate class, shall be required to approve any conversion of the Trust from a closed-end to an open-end investment company and (B) the affirmative vote of the Holders of a “majority of the outstanding Preferred Shares,” voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares. The affirmative vote of the Holders of at least a “majority of the outstanding Preferred Shares,” voting as a separate class, shall be required to approve any action not described in the first sentence of this paragraph 4(c)(ii) requiring a vote of security holders of the Trust under section 13(a) of the 1940 Act. In the event a vote of Holders of Preferred Shares is required pursuant to the provisions of section 13(a) of the 1940 Act, the Trust shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) that such vote is to be taken and the nature of the action with respect to which such vote is to be taken. The Trust shall, not later than ten Business Days after the date on which such vote is taken, notify Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) of the results of such vote.

(d) Board May Take Certain Actions Without Shareholder Approval. The Trustees, without the vote or consent of the shareholders of the Trust, may from time to time amend, alter or repeal any provision of this Section 12.1 if such amendment, alteration or repeal would not adversely affect the preferences, rights or powers of the Holders of Preferred Shares expressly set forth in the Declaration of Trust or Bylaws; provided, however, that the Trustees receive written confirmation from Moody’s (such confirmation being required to be obtained only in the event Moody’s is then rating the Preferred Shares) or Fitch (such confirmation being required to be obtained only in the event that Fitch is then rating the Preferred Shares) that any such amendment, alteration or repeal would not impair the ratings then assigned by Moody’s (if Moody’s is then rating the Preferred Shares) or Fitch (if Fitch is then rating the Preferred Shares) to Preferred Shares. To the extent any shareholder vote is required under paragraph 4(d) of this Part I, (i) the affirmative vote of the Holders of at least a “majority of outstanding Preferred Shares” shall be required (unless a higher percentage is provided for herein or in the Declaration of Trust or by applicable law) and (ii) holders of Common Shares will have no rights unless required by law.

For purposes of the foregoing and paragraph 4(c) above, no matter shall be deemed adversely to affect any preference, right or power of a Holder of Preferred Shares unless such matter (a) adversely alters or abolishes any preferential right of the Preferred Shares; (b) creates, adversely alters or abolishes any right in respect of redemption of such shares; or (c) creates or adversely alters (other than to abolish) any restriction on transfer applicable to such shares.

Notwithstanding the foregoing, the Trustees may, without the vote or consent of the Holders of the Preferred Shares, from time to time amend, alter or repeal any or all of the provisions of paragraph 10 of this Part I, as well as any or all of the definitions of the terms listed below (and any terms defined within, or related to, such definitions), and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of the Preferred Shares or the Holders thereof, provided the Trustees receive written confirmation from Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) that any such amendment, alteration or repeal would not impair the ratings then assigned to the Preferred Shares by Moody’s (if Moody’s is then rating the Preferred Shares) or Fitch (if Fitch is then rating the Preferred Shares):

Accountant’s Confirmation

Annual Valuation Date

Approved Foreign Nations

Bank Loans

Brady Bonds

Canadian Bonds

Closing Transactions

CMOs

Corporate Debt Securities

Deposit Securities

Discounted Value

Exposure Period

FFCB

FHLB

FHLB, FNMA and FFCB Debentures

FHLMC

Fitch Discount Factor

Fitch Eligible Assets

Fitch Hedging Transactions

Fitch Industry Classifications

Fitch Loan Category

FNMA

Foreign Bonds

Forward Commitments

GNMA

Independent Accountant

Market Value

Maximum Rate Moody’s Discount Factor

Moody’s Eligible Assets

Moody’s Hedging Transactions

Moody’s Industry Classifications

Moody’s Loan Category

1940 Act Cure Date

1940 Act Preferred Shares Asset Coverage

PACs

Performing

Preferred Shares Basic Maintenance Amount

Preferred Shares Basic Maintenance Cure Date

Preferred Shares Basic Maintenance Report

Pricing Service

Reorganization Bonds

Senior Loans

Short Term Money Market Instruments

Structured Notes

TACs TRACERs Tradable Credit Baskets Treasury Bill Treasury Bonds Treasury Futures	Treasury Note U.S. Government Securities U.S. Treasury Securities U.S. Treasury Strips Valuation Date Volatility Factor

(e) Voting Rights Set Forth Herein Are Sole Voting Rights. Unless otherwise required by law, the Holders of Preferred Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.

(f) No Preemptive Rights or Cumulative Voting. The Holders of Preferred Shares shall have no preemptive rights or rights to cumulative voting.

(g) Voting for Trustees Sole Remedy for Trust’s Failure to Pay Dividends. In the event that the Trust fails to pay any dividends on the Preferred Shares, the exclusive remedy of the Holders shall be the right to vote for Trustees pursuant to the provisions of this paragraph 4.

(h) Holders Entitled to Vote. For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by this Section 12.1, by provisions of the Declaration of Trust, by statute or otherwise, no Holder shall be entitled to vote any Preferred Share and no Preferred Share shall be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption with respect to such shares shall have been mailed as provided in paragraph 8(c) of this Part I and the Redemption Price for the redemption of such shares shall have been deposited in trust with the Auction Agent for that purpose. No Preferred Share held by the Trust or any Affiliate of the Trust (except for shares held by a Broker-Dealer that is an Affiliate of the Trust for the account of its customers) shall have any voting rights or be deemed to be outstanding for voting or other purposes.

5.	1940 Act Preferred Shares Asset Coverage.

The Trust shall maintain, as of the last Business Day of each month in which any Preferred Shares are outstanding, the 1940 Act Preferred Shares Asset Coverage.

6.	Preferred Shares Basic Maintenance Amount.

(a) So long as Preferred Shares are outstanding, the Trust shall maintain, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, Fitch Eligible Assets having an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount (if Fitch is then rating the Preferred Shares) and Moody’s Eligible Assets having an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount (if Moody’s is then rating the Preferred Shares).

(b) (1) On or before 5:00 P.M., New York City time, on the third Business Day after a Valuation Date on which the Trust fails to satisfy the Preferred Shares Basic Maintenance Amount, and on the third Business Day after the Preferred Shares Basic Maintenance Cure Date with respect to such Valuation Date, the Trust shall complete and deliver to Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) and the Auction Agent (if either Moody’s or Fitch is then rating the Preferred Shares) a Preferred Shares Basic Maintenance Report as of the date of such failure or such Preferred Shares Basic Maintenance Cure Date, as the case may be, which will be deemed to have been delivered to the Auction Agent if the Auction Agent receives a copy or telecopy, telex or other electronic transcription thereof and on the same day the Trust mails to the Auction Agent for delivery on the next Business Day the full Preferred Shares Basic Maintenance Report.

(2) The Trust shall also deliver a Preferred Shares Basic Maintenance Report to:

(i) the Auction Agent (if either Moody’s or Fitch is then rating the Preferred Shares) as of the last Friday of each calendar month (or, if such day is not a Business Date, the immediately preceding Business Day), and

(ii) Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) as of any Quarterly Valuation Date, in each case on or before the third Business Day after such day.

A failure by the Trust to deliver a Preferred Shares Basic Maintenance Report pursuant to the preceding sentence shall be deemed to be delivery of a Preferred Shares Basic Maintenance Report indicating the Discounted Value for all assets of the Trust is less than the Preferred Shares Basic Maintenance Amount, as of the relevant Valuation Date.

(c) Within ten Business Days after the date of delivery of a Preferred Shares Basic Maintenance Report in accordance with paragraph 6(b) of this Part I relating to a Quarterly Valuation Date that is also an Annual Valuation Date, the Trust shall cause the Independent Accountant to confirm in writing to Moody’s (if Moody’s is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and the Auction Agent (if either Moody’s or Fitch is then rating the Preferred Shares):

(i) the mathematical accuracy of the calculations reflected in such Preferred Shares Basic Maintenance Report (and in any other Preferred Shares Basic Maintenance Report, randomly selected by the Independent Accountant, that was prepared by the Trust during the quarter ending on such Annual Valuation Date),

(ii) that, in such Preferred Shares Basic Maintenance Report (and in such randomly selected Preferred Shares Basic Maintenance Report), the Trust determined in accordance with this Section 12.1 whether the Trust had, at such Annual Valuation Date (and at the Valuation Date addressed in such randomly selected Preferred Shares Basic Maintenance Report), Moody’s Eligible Assets (if Moody’s is then rating the Preferred Shares) of an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount,

(iii) that, in such Preferred Shares Basic Maintenance Report (and in such randomly selected Preferred Shares Basic Maintenance Report), the Trust determined in accordance with this Section 12.1 whether the Trust had, at such Annual Valuation Date (and at the Valuation Date addressed in such randomly selected Preferred Shares Basic Maintenance Report), Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) of an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount,

(iv) that, in such Preferred Shares Basic Maintenance Report (and in such randomly selected Preferred Shares Basic Maintenance Report), the Trust determined whether the Trust had, at such Annual Valuation Date (and at the Valuation Date addressed in such randomly selected Preferred Shares Basic Maintenance Report), met the Preferred Shares Basic Maintenance Amount in accordance with this Section 12.1,

(v) with respect to the Fitch ratings on portfolio securities of the Trust (if Fitch is then rating the Preferred Shares), the issuer name, issue size and coupon rate, if any, listed in such Preferred Shares Basic Maintenance Report verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved in writing by Fitch (if Fitch is then rating the Preferred Shares), and the Independent Accountant shall provide a listing in its letter of any differences,

(vi) with respect to the Moody’s ratings on portfolio securities of the Trust (if Moody’s is then rating the Preferred Shares), the issuer name, issue size and coupon rate, if any, listed in such Preferred Shares Basic Maintenance Report verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved in writing by Moody’s (if Moody’s is then rating the Preferred Shares), and the Independent Accountant shall provide a listing in its letter of any differences,

(vii) with respect to the bid or mean price (or such alternative permissible factor used in calculating the Market Value) used for purposes of valuing securities in the Trust’s portfolio, that the Independent Accountant has traced the price from the accounting records of the Trust to the price listed in such Preferred Shares Basic Maintenance Report and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences), and

(viii) with respect to such confirmation to Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares), that the Trust has satisfied the requirements of paragraph 10 of this Part I of Section 12.1

(such information is herein called the “Accountant’s Confirmation”).

(d) Within ten Business Days after the date of delivery of a Preferred Shares Basic Maintenance Report in accordance with paragraph 6(b)(1) of this Part I relating to any Valuation Date on which the Trust failed to satisfy the Preferred Shares Basic Maintenance Amount, and relating to the Preferred Shares Basic Maintenance Cure Date with respect to such failure to satisfy the Preferred Shares Basic Maintenance Amount, the Trust shall cause the Independent Accountant to provide to Moody’s (if Moody’s is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and the Auction Agent (if either Moody’s or Fitch is then rating the Preferred Shares) an Accountant’s Confirmation as to such Preferred Shares Basic Maintenance Report.

(e) If any Accountant’s Confirmation delivered pursuant to paragraph 6(c) or 6(d) of this Part I shows that an error was made in the Preferred Shares Basic Maintenance Report for a particular Valuation Date for which such Accountant’s Confirmation was required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate of all Moody’s Eligible Assets (if Moody’s is then rating the Preferred Shares) or Fitch Eligible Assets (if Fitch is then rating the Preferred Shares), as the case may be, of the Trust was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Trust, and the Trust shall accordingly amend and deliver the Preferred Shares Basic Maintenance Report to Moody’s (if Moody’s is then rating the Preferred Share), Fitch (if Fitch is then rating the Preferred Shares) and the Auction Agent (if either Moody’s or Fitch is then rating the Preferred Shares) promptly following receipt by the Trust of such Accountant’s Confirmation.

(f) On or before 5:00 p.m., New York City time, on the first Business Day after the Date of Original Issue of any Preferred Shares, the Trust shall complete and deliver to Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) a Preferred Shares Basic Maintenance Report as of the close of business on such Date of Original Issue. Within ten Business Days of such Date of Original Issue, the Trust shall cause the Independent Accountant to deliver in writing to the Auction Agent (if either Moody’s or Fitch is then rating the Preferred Shares), Moody’s (if Moody’s is then rating the Preferred Shares) and Fitch (if Fitch is then rating the Preferred Shares) an Accountant’s Confirmation as to such Preferred Shares Basic Maintenance Report.

(g) On or before 5:00 p.m., New York City time, on the third Business Day after:

(i) the Trust shall have redeemed Common Shares,

(ii) the ratio of the Discounted Value of Moody’s Eligible Assets to the Preferred Shares Basic Maintenance Amount is less than or equal to 125%, if Moody’s is then rating the Preferred Shares,

(iii) the ratio of the Discounted Value of Fitch Eligible Assets to the Preferred Shares Basic Maintenance Amount is less than or equal to 110%, if Fitch is then rating the Preferred Shares, or

(iv) whenever requested by Moody’s (if Moody’s is then rating the Preferred Shares) or Fitch (if Fitch is then rating the Preferred Shares),

the Trust shall complete and deliver to Moody’s (if Moody’s is then rating the Preferred Shares) or Fitch (if Fitch is then rating the Preferred Shares), as the case may be, a Preferred Shares Basic Maintenance Report as of the date of such event.

7.	Restrictions on Dividends and Other Distributions.

(a) Dividends on Shares Other Than the Preferred Shares. Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on the shares of any class or series of shares of beneficial interest of the Trust ranking, as to the payment of dividends, on a parity with the Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the shares of each series of the Preferred Shares through its most recent Dividend Payment Date. When dividends are not paid in full upon the shares of each series of the Preferred Shares through its most recent Dividend Payment Date or upon the shares of any other class or series of shares of beneficial interest of the Trust ranking on a parity as to the payment of dividends with the Preferred Shares through their most recent respective dividend payment dates, all dividends declared upon a series of the Preferred Shares and any other such class or series of shares of beneficial interest ranking on a parity as to the payment of dividends with such series of the Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on such series of the Preferred Shares and such other class or series of shares of beneficial interest shall in all cases bear to each other the same ratio that accumulated dividends per share on such series of the Preferred Shares and such other class or series of shares of beneficial interest bear to each other (for purposes of this sentence, the amount of dividends declared per share on a series of the Preferred Shares shall be based on the Applicable Rate for such share for the Dividend Periods during which dividends were not paid in full).

(b) Dividends and Other Distributions with Respect to Common Shares Under the 1940 Act. The Trustees shall not declare any dividend (except a dividend payable in Common Shares), or declare any other distribution, upon the Common Shares, or purchase Common Shares, unless in every such case the

Trust maintains, at the time of any such declaration or purchase, the 1940 Act Preferred Shares Asset Coverage after deducting the amount of such dividend, distribution or purchase price, as the case may be.

(c) Other Restrictions on Dividends and Other Distributions. For so long as any Preferred Shares are outstanding, and except as set forth in paragraph 7(a) and paragraph 9(c) of this Part I, (A) the Trust shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Shares or any other shares (other than the Preferred Shares) of the Trust ranking junior to or on a parity with the Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Trust ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), or any such parity shares (except by conversion into or exchange for shares of the Trust ranking junior to or on a parity with Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless (i) full cumulative dividends on shares of each series of Preferred Shares through its most recently ended Dividend Period shall have been paid or shall have been declared and sufficient funds for the payment thereof deposited with the Auction Agent and (ii) the Trust has redeemed the full number of Preferred Shares required to be redeemed by any provision for mandatory redemption pertaining thereto, and (B) the Trust shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of Common Shares or any other shares of the Trust ranking junior to Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Trust ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless immediately after such transaction the Discounted Value of Moody’s Eligible Assets (if Moody’s is then rating the Preferred Shares) and Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) would each at least equal the Preferred Shares Basic Maintenance Amount.

8.	Redemption.

(a) Optional Redemption.

(i) Subject to the provisions of subparagraph (v) of this paragraph 8(a), Preferred Shares of any series may be redeemed from time to time, at the option of the Trust, in whole or in part, on the second Business Day preceding any Dividend Payment Date for shares of such series, out of funds legally available therefor, at a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption; provided, however, that (1) shares of a series of Preferred Shares may not be redeemed in part if after such partial redemption fewer than 300 shares of such series would remain outstanding; (2) unless otherwise provided, shares of a series of Preferred

Shares are redeemable by the Trust during the Initial Rate Period thereof only on the second Business Day next preceding the last Dividend Payment Date for such Initial Rate Period; and (3) subject to subparagraph (ii) of this paragraph 8(a), the Notice of Special Rate Period relating to a Special Rate Period of shares of a series of Preferred Shares, as delivered to the Auction Agent and filed with the Secretary of the Trust, may provide that shares of such series shall not be redeemable during the whole or any part of such Special Rate Period (except as provided in subparagraph (iv) of this paragraph 8(a)) or shall be redeemable during the whole or any part of such Special Rate Period only upon payment of such redemption premium or premiums as shall be specified therein (the provisions set forth in clauses (1) through (3) being referred to herein as the “Special Redemption Provisions”).

(ii) A Notice of Special Rate Period relating to shares of a series of Preferred Shares for a Special Rate Period thereof may contain Special Redemption Provisions only if the Trustees, after consultation with the Broker-Dealer or Broker-Dealers for such Special Rate Period of shares of such series, determine that such Special Redemption Provisions are in the best interest of the Trust.

(iii) If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to subparagraph (i) of this paragraph 8(a), the number of shares of such series to be redeemed shall be determined by the Trustees, and such shares shall be redeemed pro rata from the Holders of shares of such series in proportion to the number of shares of such series held by such Holders.

(iv) Subject to the provisions of subparagraph (v) of this paragraph 8(a), shares of any series of Preferred Shares may be redeemed, at the option of the Trust, in whole but not in part, out of funds legally available therefor, on the first day following any Dividend Period thereof included in a Rate Period consisting of more than 182 Rate Period Days if, on the date of determination of the Applicable Rate for shares of such series for such Rate Period, such Applicable Rate equaled or exceeded on such date of determination the Treasury Index Rate for such Rate Period, at a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption.

(v) The Trust may not on any date mail a Notice of Redemption pursuant to paragraph 8(c) of this Part I in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless on such date (1) the Trust has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount (including any applicable premium) due to Holders of Preferred Shares by reason of the redemption of such shares on such redemption date and (2) the Discounted Value of Moody’s Eligible Assets (if Moody’s is then rating the Preferred Shares) and Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) each at least equals the Preferred Shares Basic Maintenance Amount, and each would at least equal the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption if such redemption were to occur on such date. The Trust shall not be required to have available Deposit Securities as described in clause (1) of this subparagraph (v) in respect of a redemption of any series of Preferred Shares, in whole or in part, contemplated to be effected pursuant to paragraph 8(a) where such redemption is subject to the issuance of shares of any other series of preferred shares of beneficial interest of the Trust.

(b) Mandatory Redemption. The Trust shall redeem, at a redemption price equal to $25,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Trustees for redemption, certain of the Preferred Shares, if the Trust fails to have either Moody’s Eligible Assets (if Moody’s is then rating the Preferred Shares) or Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) with a Discounted Value greater than or equal to the Preferred Shares Basic Maintenance Amount or fails to maintain the 1940 Act Preferred Shares Asset Coverage, in accordance with the requirements of the Rating Agency or Agencies then rating the Preferred Shares, and such failure is not cured on or before the Preferred Shares Basic Maintenance Cure Date or the 1940 Act Cure Date, as the case may be. The number of Preferred Shares to be redeemed shall be equal to the lesser of:

(i) the minimum number of Preferred Shares, together with all other preferred shares subject to redemption or retirement, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would have resulted in the Trust’s having Moody’s Eligible Assets (if Moody’s is then rating the Preferred Shares) and Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) with a Discounted Value greater than or equal to the Preferred Shares Basic Maintenance Amount or maintaining the 1940 Act Preferred Shares Asset Coverage, as the case may be, on such Cure Date (provided, however, that if there is no such minimum number of Preferred Shares and other preferred shares the redemption or retirement of which would have had such result, all Preferred Shares and other preferred shares then outstanding shall be redeemed), and

(ii) the maximum number of Preferred Shares, together with all other preferred shares subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration of Trust and applicable law.

In determining the Preferred Shares required to be redeemed in accordance with the foregoing, the Trust shall allocate the number required to be redeemed to satisfy the Preferred Shares Basic Maintenance Amount or the 1940 Act Preferred Shares Asset Coverage, as the case may be, pro rata among Preferred Shares and other preferred shares (and, then, pro rata among each series of Preferred Shares) subject to redemption or retirement.

The Trust shall effect such redemption on the date fixed by the Trust therefor, which date shall not be earlier than 20 days nor later than 40 days after such Cure Date, except that if the Trust does not have funds legally available for the redemption of all of the required number of the Preferred Shares and other preferred shares which are subject to redemption or retirement or the Trust otherwise is unable to effect such redemption on or prior to 40 days after such Cure Date, the Trust shall redeem those Preferred Shares and other preferred shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to this paragraph 8(b), the number of shares of such series to be redeemed shall be redeemed pro rata from the Holders of shares of such series in proportion to the number of shares of such series held by such Holders.

(c) Notice of Redemption. If the Trust shall determine or be required to redeem shares of a series of Preferred Shares pursuant to paragraph 8(a) or 8(b) of this Part I, it shall mail a Notice of Redemption with respect to such redemption by first-class mail, postage prepaid, to each Holder of the shares of such series to be redeemed, at such Holder’s address as the same appears on the record books of the Trust on the record date established by the Trustees. Such Notice of Redemption shall be so mailed not less than 20 nor more than 45 days prior to the date fixed for redemption. Each such Notice of Redemption shall state:

(i) the redemption date;

(ii) the number of Preferred Shares to be redeemed and the series thereof;

(iii) the CUSIP number for shares of such series;

(iv) the Redemption Price;

(v) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Trustees shall so require and the Notice of Redemption shall so state) are to be surrendered for payment of the Redemption Price;

(vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and

(vii) the provisions of this paragraph 8 under which such redemption is made.

If fewer than all shares of a series of Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number of shares of such series to be redeemed from such Holder. The Trust may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to paragraph 8(a) of this Part I that such redemption is subject to one or more conditions precedent and that the Trust shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(d) No Redemption Under Certain Circumstances. Notwithstanding the provisions of paragraphs 8(a) or 8(b) of this Part I, if any dividends on shares of a series of Preferred Shares (whether or not earned or declared) are in arrears, no shares of such series shall be redeemed unless all outstanding shares of such series are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of such series pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to Holders of all outstanding shares of such series.

(i) Absence of Funds Available for Redemption. To the extent that any redemption for which Notice of Redemption has been mailed is not made by reason of the absence of legally available funds therefor in accordance with the Declaration of Trust and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. Failure to redeem Preferred Shares shall be deemed to exist at any time there is a Failure to Deposit with respect to a redemption specified in a Notice of Redemption.

Notwithstanding the fact that the Trust may not have redeemed Preferred Shares for which a Notice of Redemption has been mailed, dividends may be declared and paid on Preferred Shares and shall include those Preferred Shares for which a Notice of Redemption has been mailed.

(e) Auction Agent as Trustee of Redemption Payments by Trust. All moneys paid to the Auction Agent for payment of the Redemption Price of Preferred Shares called for redemption shall be held in trust by the Auction Agent for the benefit of Holders of shares so to be redeemed.

(f) Shares for Which Notice of Redemption Has Been Given Are No Longer Outstanding. Provided a Notice of Redemption has been mailed pursuant to paragraph 8(c) of this Part I, upon the deposit with the Auction Agent (on the Business Day next preceding the date fixed for redemption thereby, in funds available on the next Business Day in The City of New York, New York) of funds sufficient to redeem the Preferred Shares that are the subject of such notice, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be outstanding for any purpose, and all rights of the Holders of the shares so called for redemption shall cease and terminate (including without limitation voting rights), except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount, except as provided in subparagraph 2(e)(i) of this Part I. Upon surrender in accordance with the Notice of Redemption of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Trustees shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Auction Agent to the Holders of Preferred Shares subject to redemption. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the Holder thereof. The Trust shall be entitled to receive from the Auction Agent, promptly after the date fixed for redemption, any cash deposited with the Auction Agent in excess of:

(i) the aggregate Redemption Price of the Preferred Shares called for redemption on such date, and

(ii) all other amounts to which Holders of Preferred Shares called for redemption may be entitled.

Any funds so deposited that are unclaimed at the end of 90 days from such redemption date shall, to the extent permitted by law, be repaid to the Trust, after which time the Holders of Preferred Shares so called for redemption may look only to the Trust for payment of the Redemption Price and all other amounts to which they may be entitled. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the funds so deposited.

(g) Compliance with Applicable Law. In effecting any redemption pursuant to this paragraph 8, the Trust shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Massachusetts law, and shall effect no redemption except in accordance with the 1940 Act and any applicable Massachusetts law.

(h) Only Whole Preferred Shares May Be Redeemed. In the case of any redemption pursuant to this paragraph 8, only whole Preferred Shares shall be redeemed, and in the event that any provision of the Declaration of Trust would require redemption of a fractional share, the Auction Agent shall be authorized to round up so that only whole shares are redeemed.

9.	Liquidation Rights.

(a) Ranking. The shares of a series of Preferred Shares shall rank on a parity with each other, with shares of any other series of preferred shares and with shares of any other series of Preferred Shares as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust.

(b) Distributions upon Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Trust, whether voluntary or involuntary, the Holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust available for distribution to its shareholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Trust ranking junior to the Preferred Shares upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such shares plus an amount equal to all dividends thereon (whether or not earned or declared but excluding the interest thereon) accumulated but unpaid to (but not including) the date of final distribution in same-day funds. After the payment to the Holders of the Preferred Shares of the full preferential amounts provided for in this paragraph 9(b), the Holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Trust.

(c) Pro Rata Distributions. In the event the assets of the Trust available for distribution to the Holders of Preferred Shares upon any dissolution, liquidation, or winding up of the affairs of the Trust, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph 9(b) of this Part I, no such distribution shall be made on account of any shares of any other class or series of preferred shares ranking on a parity with the Preferred Shares with respect to the distribution of assets upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(d) Rights of Junior Shares. Subject to the rights of the holders of shares of any series or class or classes of shares ranking on a parity with the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust, after payment shall have been made in full to the Holders of the Preferred Shares as provided in paragraph 9(b) of this Part I, but not prior thereto, any other series or class or classes of shares ranking junior to the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Shares shall not be entitled to share therein.

(e) Certain Events Not Constituting Liquidation. Neither the sale of all or substantially all, or any portion of, the property or business of the Trust, nor the merger or consolidation of the Trust into or with any business trust or other entity nor the merger or consolidation of any business trust or other entity into or with the Trust shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this paragraph 9.

10.	Futures and Options Transactions: Forward Commitments.

(a) If Moody’s is rating any Preferred Shares, then:

(i) For so long as any Preferred Shares are rated by Moody’s, the Trust will not buy or sell futures contracts, write, purchase or sell call options on futures contracts or purchase put options on futures contracts or write call options (except covered call options) on portfolio securities unless it receives written confirmation from Moody’s that engaging in such transactions would not impair the ratings then assigned to such Preferred Shares by Moody’s, except that the Trust may purchase or sell exchange-traded futures contracts based on any index approved by Moody’s or Treasury Futures, and purchase, write or sell exchange-traded put options on such futures contracts and purchase, write or sell exchange-traded call options on such futures contracts (collectively, “Moody’s Hedging Transactions”), subject to the following limitations:

(A) the Trust will not engage in any Moody’s Hedging Transaction based on any index approved by Moody’s (other than transactions which terminate a futures contract or option held by the Trust by the Trust’s taking an opposite position thereto (“Closing Transactions”)) which would cause the Trust at the time of such transaction to own or have sold:

(I)	outstanding futures contracts based on such index or indicies exceeding in number 10% of the average number of daily traded futures contracts based on such index or indicies in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; or

(II)	outstanding financial futures contracts based on any index approved by Moody’s having a Market Value exceeding 50% of the Market Value of all portfolio securities of the Trust constituting Moody’s Eligible Assets owned by the Trust (other than Moody’s Eligible Assets already subject to a Moody’s Hedging Transaction);

(B) the Trust will not engage in any Moody’s Hedging Transaction based on Treasury Futures (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold outstanding futures contracts based on Treasury Futures having an aggregate Market Value exceeding 80% of the aggregate Market Value of all portfolio securities of the Trust constituting Moody’s Eligible Assets owned by the Trust (other than Moody’s Eligible Assets already subject to a Moody’s Hedging Transaction) and rated Baa or above by Moody’s (or, if not rated by Moody’s, rated A or above by S&P) (for purposes of the foregoing, the Trust shall be deemed to own futures contracts that underlie any outstanding options written by the Trust);

(C) the Trust will engage in Closing Transactions to close out any outstanding futures contract based on any index approved by Moody’s if the amount of open interest in such index as reported by The Wall Street Journal is less than an amount to be mutually determined by Moody’s and the Trust; and

(D) the Trust will not enter into an option or futures transaction unless, after giving effect thereto, the Trust would continue to have Moody’s Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount.

(ii) For purposes of determining whether the Trust has Moody’s Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value of Moody’s Eligible Assets which the Trust is obligated to deliver or receive pursuant to an outstanding futures contract or option shall be valued as follows:

(A) assets subject to call options written by the Trust which are either exchange-traded and “readily reversible” or expire within 49 days after the date as of which such valuation is made shall be valued at the lesser of:

(I)	Discounted Value and

(II)	the exercise price of the call option written by the Trust;

(B) assets subject to call options written by the Trust not meeting the requirements of clause (A) of this sentence shall have no value;

(C) assets subject to put options written by the Trust shall be valued at the lesser of:

(I)	the exercise price and

(II)	the Discounted Value of the subject security; and

(D) where delivery may be made to the Trust with any security of a class of securities, the Trust shall assume that it will take delivery of the security with the lowest Discounted Value.

(iii) For purposes of determining whether the Trust has Moody’s Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the following amounts shall be subtracted from the aggregate Discounted Value of the Moody’s Eligible Assets held by the Trust:

(A) 10% of the exercise price of a written call option;

(B) the exercise price of any written put option;

(C) where the Trust is the seller under a futures contract, 10% of the settlement price of the futures contract;

(D) where the Trust is the purchaser under a futures contract, the settlement price of assets purchased under such futures contract;

(E) the settlement price of the underlying futures contract if the Trust writes put options on a futures contract; and

(F) 105% of the Market Value of the underlying futures contracts if the Trust writes call options on a futures contract and does not own the underlying contract.

(iv) The Trust will not enter into any contract to purchase securities for a fixed price at a future date beyond customary settlement time (other than such contracts that constitute Moody’s Hedging Transactions that are permitted under paragraph 10(a)(i) of this Part I), except that the Trust may enter into such contracts to purchase newly issued securities on the date such securities are issued (“Forward Commitments”), subject to the following limitations:

(A) the Trust will maintain in a segregated account cash, cash equivalents or short-term, fixed-income securities rated P-1, MTG-1 or MIG-1 by Moody’s and maturing prior to the date of the Forward Commitment with a Market Value that equals or exceeds the amount of the Trust’s obligations under any Forward Commitments to which it is from time to time a party or long-term fixed income securities with a Discounted Value that equals or exceeds the amount of the Trust’s obligations under any Forward Commitment to which it is from time to time a party; and

(B) the Trust will not enter into a Forward Commitment unless, after giving effect thereto, the Trust would continue to have Moody’s Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Maintenance Amount.

For purposes of determining whether the Trust has Moody’s Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value of all Forward Commitments to which the Trust is a party and of all securities deliverable to the Trust pursuant to such Forward Commitments shall be zero.

(b) If Fitch is rating any Preferred Shares, then:

(i) For so long as any Preferred Shares are rated by Fitch, the Trust will not buy or sell futures contracts, write, purchase or sell call options on futures contracts or purchase put options on futures contracts or write call options (except covered call options) on portfolio securities unless it receives written confirmation from Fitch that engaging in such transactions would not impair the ratings then assigned to such Preferred Shares by Fitch, except that the Trust may purchase or sell exchange-traded futures contracts based on any index approved by Fitch or Treasury Futures, and purchase, write or sell exchange-traded put options on such futures contracts and purchase, write or sell exchange-traded call options on such futures contracts (collectively, “Fitch Hedging Transactions”), subject to the following limitations:

(A) the Trust will not engage in any Fitch Hedging Transaction based on any index approved by Fitch (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold outstanding futures contracts based on such index exceeding in number 10% of the average number of daily traded futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(B) the Trust will not engage in any Fitch Hedging Transaction based on Treasury Futures (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold outstanding futures contracts based on Treasury Futures having an aggregate Market Value exceeding 80% of the aggregate Market Value of all Fitch Eligible Assets owned by the Trust (other than Fitch Eligible Assets already subject to a Fitch Hedging Transaction) and rated BBB or above by Fitch (or, if not rated by Fitch, rated Baa or above by Moody’s; or, if not rated by Moody’s, rated A or above by S&P) (for purposes of the foregoing, the Trust shall be deemed to own futures contracts that underlie any outstanding options written by the Trust);

(C) the Trust will engage in Closing Transactions to close out any outstanding futures contract based on any index approved by Fitch if the amount of open interest in such index as reported by The Wall Street Journal is less than an amount to be mutually determined by Fitch and the Trust; and

(D) the Trust will not enter into an option or futures transaction unless, after giving effect thereto, the Trust would continue to have Fitch Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount.

(ii) For purposes of determining whether the Trust has Fitch Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value of Fitch Eligible Assets which the Trust is obligated to deliver or receive pursuant to an outstanding futures contract or option shall be valued as follows:

(A) assets subject to call options written by the Trust which are either exchange-traded and “readily reversible” or expire within 49 days after the date as of which such valuation is made shall be valued at the lesser of:

(I)	Discounted Value and

(II)	the exercise price of the call option written by the Trust;

(B) assets subject to call options written by the Trust not meeting the requirements of clause (A) of this sentence shall have no value;

(C) assets subject to put options written by the Trust shall be valued at the lesser of:

(I)	the exercise price and

(II)	the Discounted Value of the subject security; and

(D) where delivery may be made to the Trust with any security of a class of securities, the Trust shall assume that it will take delivery of the security with the lowest Discounted Value.

(iii) For purposes of determining whether the Trust has Fitch Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the following amounts shall be subtracted from the aggregate Discounted Value of the Fitch Eligible Assets held by the Trust:

(A) 10% of the exercise price of a written call option;

(B) the exercise price of any written put option;

(C) where the Trust is the seller under a futures contract, 10% of the settlement price of the futures contract;

(D) where the Trust is the purchaser under a futures contract, the settlement price of assets purchased under such futures contract;

(E) the settlement price of the underlying futures contract if the Trust writes put options on a futures contract; and

(F) 105% of the Market Value of the underlying futures contracts if the Trust writes call options on a futures contract and does not own the underlying contract.

(iv) The Trust will not enter into any contract to purchase securities for a fixed price at a future date beyond customary settlement time (other than such contracts that constitute Fitch Hedging Transactions that are permitted under paragraph 10(b)(i) of this Part I), except that the Trust may enter into Forward Commitments, subject to the following limitations:

(A) the Trust will maintain in a segregated account cash, cash equivalents or short-term, fixed-income securities rated F-1 by Fitch (or, if not rated by Fitch, rated P-1, MTG-1 or MIG-1 by Moody’s) and maturing prior to the date of the Forward Commitment with a Market Value that equals or exceeds the amount of the Trust’s obligations under any Forward Commitments to which it is from time to time a party or long-term fixed income securities with a Discounted Value that equals or exceeds the amount of the Trust’s obligations under any Forward Commitment to which it is from time to time a party; and

(B) the Trust will not enter into a Forward Commitment unless, after giving effect thereto, the Trust would continue to have Fitch Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Maintenance Amount.

For purposes of determining whether the Trust has Fitch Eligible Assets with an aggregate Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value

of all Forward Commitments to which the Trust is a party and of all securities deliverable to the Trust pursuant to such Forward Commitments shall be zero.

(c) For so long as any Preferred Shares are outstanding and Moody’s or Fitch is, or both are, rating such shares, the Trust will not, unless it has received written confirmation from Moody’s or Fitch or both, as applicable, that any such action would not impair the rating then assigned by such Rating Agency to such shares, engage in any one or more of the following transactions:

(i) borrow money, except that the Trust may, without obtaining the written confirmation described above, borrow money for the purpose of clearing securities transactions if:

(A) the Preferred Shares Basic Maintenance Amount would continue to be satisfied after giving effect to such borrowing and

(B) such borrowing:

(I)	is privately arranged with a bank or other person and is evidenced by a promissory note or other evidence of indebtedness that is not intended to be publicly distributed; or

(II)	is for “temporary purposes,” is evidenced by a promissory note or other evidence of indebtedness and is in an amount not exceeding 5% of the value of the total assets of the Trust at the time of the borrowing (for purposes of the foregoing, “temporary purposes” means that the borrowing is to be repaid within sixty days and is not to be extended or renewed);

(ii) except as provided in paragraph 4 of this Part I, issue additional shares of any series of Preferred Shares or any class or series of shares ranking prior to or on a parity with Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolutions, liquidation or winding up of the Trust, or reissue any Preferred Shares previously purchased or redeemed by the Trust;

(iii) engage in any short sales of securities;

(iv) lend securities;

(v) merge or consolidate into or with any other corporation or entity;

(vi) change the Pricing Service; or

(vii) enter into reverse repurchase agreements.

11.	Miscellaneous.

(a) Amendment of This Section to Add Additional Series. Subject to the provisions of paragraph 10(c)(ii) of this Part I, the Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Section 12.1 or required by applicable law), amend this Section 12.1 to (1) reflect any amendments hereto which the Trustees are entitled to adopt pursuant to the terms of this Section 12.1 without shareholder approval or (2) add additional series of Preferred Shares or additional shares of a series of Preferred Shares (and terms relating thereto) to the series and Preferred Shares theretofore described thereon. Each such additional series and all such additional shares shall be governed by the terms of this Section 12.1.

(b) No Fractional Shares. No fractional shares of Preferred Shares shall be issued.

(c) Status of Preferred Shares Redeemed, Exchanged or Otherwise Acquired by the Trust. Preferred Shares which are redeemed, exchanged or otherwise acquired by the Trust shall return to the status of authorized and unissued preferred shares without designation as to series.

(d) Board May Resolve Ambiguities. To the extent permitted by applicable law, the Trustees may interpret or adjust the provisions of this Section 12.1 to resolve any inconsistency or ambiguity or to remedy any formal defect, and may amend this Section 12.1 with respect to any series of Preferred Shares prior to the issuance of shares of such series.

(e) Heading Not Determinative. The headings contained in this Section 12.1 are for convenience of reference only and shall not affect the meaning or interpretation of this Section 12.1.

(f) Notices. All notices or communications, unless otherwise specified in the Bylaws of the Trust or this Section 12.1, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid.

PART II.

1.	Orders.

(a) Prior to the Submission Deadline on each Auction Date for shares of a series of Preferred Shares:

(i) each Beneficial Owner of shares of such series may submit to its Broker-Dealer by telephone or otherwise information as to:

(A) the number of Outstanding shares, if any, of such series held by such Beneficial Owner which such Beneficial Owner desires to continue to hold without regard to the Applicable Rate for shares of such series for the next succeeding Rate Period of such shares;

(B) the number of Outstanding shares, if any, of such series held by such Beneficial Owner which such Beneficial Owner offers to sell if the Applicable Rate for shares of such series for the next succeeding Rate Period of shares of such series shall be less than the rate per annum specified by such Beneficial Owner; and/or

(C) the number of Outstanding shares, if any, of such series held by such Beneficial Owner which such Beneficial Owner offers to sell without regard to the Applicable Rate for shares of such series for the next succeeding Rate Period of shares of such series;

and

(ii) one or more Broker-Dealers, using lists of Potential Beneficial Owners, shall in good faith, for the purpose of conducting a competitive Auction in a commercially reasonable manner, contact Potential Beneficial Owners (by telephone or otherwise), including Persons that are not Beneficial Owners, on such lists to determine the number of shares, if any, of such series which each such Potential Beneficial Owner offers to purchase if the Applicable Rate for shares of such series for the next succeeding Rate Period of shares of such series shall not be less than the rate per annum specified by such Potential Beneficial Owner.

For the purposes hereof, the communication by a Beneficial Owner or Potential Beneficial Owner to a Broker-Dealer, or by a Broker-Dealer to the Auction Agent, of information referred to in clause (i)(A),

(i)(B), (i)(C) or (ii) of this paragraph 1(a) is hereinafter referred to as an “Order” and collectively as “Orders,” and each Beneficial Owner and each Potential Beneficial Owner placing an Order with a Broker-Dealer, and such Broker-Dealer placing an order with the Auction Agent, is hereinafter referred to as a “Bidder” and collectively as “Bidders”; an Order containing the information referred to in clause (i)(A) of this paragraph (a) is hereinafter referred to as a “Hold Order” and collectively as “Hold Orders”; an Order containing the information referred to in clause (i)(B) or (ii) of this paragraph (a) is hereinafter referred to as a “Bid” and collectively as “Bids”; and an Order containing the information referred to in clause (i)(C) of this paragraph (a) is hereinafter referred to as a “Sell Order” and collectively as “Sell Orders.”

(b) (i) A Bid by a Beneficial Owner or an Existing Holder of shares of a series of Preferred Shares subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:

(A) the number of Outstanding shares of such series specified in such Bid if the Applicable Rate for shares of such series determined on such Auction Date shall be less than the rate specified therein;

(B) such number or a lesser number of Outstanding shares of such series to be determined as set forth in clause (iv) of paragraph 4(a) of this Part II if the Applicable Rate for shares of such series determined on such Auction Date shall be equal to the rate specified therein; or

(C) the number of Outstanding shares of such series specified in such Bid if the rate specified therein shall be higher than the Maximum Rate for shares of such series, or such number or a lesser number of Outstanding shares of such series to be determined as set forth in clause (iii) of paragraph 4(b) of this Part II if the rate specified therein shall be higher than the Maximum Rate for shares of such series and Sufficient Clearing Bids for shares of such series do not exist.

(ii) A Sell Order by a Beneficial Owner or an Existing Holder of shares of a series of Preferred Shares subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:

(A) the number of Outstanding shares of such series specified in such Sell Order; or

(B) such number or a lesser number of Outstanding shares of such series as set forth in clause (iii) of paragraph 4(b) of this Part II if Sufficient Clearing Bids for shares of such series do not exist; provided, however, that a Broker-Dealer that is an Existing Holder with respect to shares of a series of Preferred Shares shall not be liable to any Person for failing to sell such shares pursuant to a Sell Order described in the proviso to paragraph 2(c) of this Part II if (1) such shares were transferred by the Beneficial Owner thereof without compliance by such Beneficial Owner or its transferee Broker-Dealer (or other transferee person, if permitted by the Trust) with the provisions of paragraph 6 of this Part II or (2) such Broker-Dealer has informed the Auction Agent pursuant to the terms of its Broker-Dealer Agreement that, according to such Broker-Dealer’s records, such Broker-Dealer believes it is not the Existing Holder of such shares.

(iii) A Bid by a Potential Beneficial Holder or a Potential Holder of shares of a series of Preferred Shares subject to an Auction on any Auction Date shall constitute an irrevocable offer to purchase:

(A) the number of outstanding shares of such series specified in such Bid if the Applicable Rate for shares of such series determined on such Auction Date shall be higher than the rate specified therein; or

(B) such number or a lesser number of Outstanding shares of such series as set forth in clause (v) of paragraph 4(a) of this Part II if the Applicable Rate for shares of such series determined on such Auction Date shall be equal to the rate specified therein.

(c) No Order for any number of Preferred Shares other than whole shares shall be valid.

2.	Submission of Orders by Broker-Dealers to Auction Agent.

(a) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders for Preferred Shares of a series subject to an Auction on such Auction Date obtained by such Broker-Dealer, designating itself (unless otherwise permitted by the Trust) as an Existing Holder in respect of shares subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of shares subject to Orders submitted to it by Potential Beneficial Owners, and shall specify with respect to each Order for such shares:

(i) the name of the Bidder placing such Order (which shall be the Broker- Dealer unless otherwise permitted by the Trust);

(ii) the aggregate number of shares of such series that are the subject of such Order;

(iii) to the extent that such Bidder is an Existing Holder of shares of such series:

(A) the number of shares, if any, of such series subject to any Hold Order of such Existing Holder;

(B) the number of shares, if any, of such series subject to any Bid of such Existing Holder and the rate specified in such Bid; and

(C) the number of shares, if any, of such series subject to any Sell Order of such Existing Holder; and

(iv) to the extent such Bidder is a Potential Holder of shares of such series, the rate and number of shares of such series specified in such Potential Holder’s Bid.

(b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one thousandth (.001) of 1%.

(c) If an Order or Orders covering all of the outstanding Preferred Shares of a series held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted by or on behalf of such Existing Holder covering the number of Outstanding shares of such series held by such Existing Holder and not subject to Orders submitted to the Auction Agent; provided, however, that if an Order or Orders covering all of the Outstanding shares of such series held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline for an Auction relating to a Special Rate Period consisting of more than 91 Rate Period Days, the Auction Agent shall deem a Sell Order to have been submitted by or on behalf of such Existing Holder covering the number of Outstanding shares of such series held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

(d) If one or more Orders of an Existing Holder are submitted to the Auction Agent covering in the aggregate more than the number of Outstanding Preferred Shares of a series subject to an Auction held by such Existing Holder, such Orders shall be considered valid in the following order of priority:

(i) all Hold Orders for shares of such series shall be considered valid, but only up to and including in the aggregate the number of Outstanding shares of such series held by such Existing Holder, and if the number of shares of such series subject to such Hold Orders exceeds the number of Outstanding shares of such series held by such Existing Holder, the number of shares subject to each such Hold Order shall be reduced pro rata to cover the number of Outstanding shares of such series held by such Existing Holder;

(ii) (A) any Bid for shares of such series shall be considered valid up to and including the excess of the number of Outstanding shares of such series held by such Existing Holder over the number of shares of such series subject to any Hold Orders referred to in clause (i) above;

(B) subject to subclause (A), if more than one Bid of an Existing Holder for shares of such series is submitted to the Auction Agent with the same rate and the number of Outstanding shares of such series subject to such Bids is greater than such excess, such Bids shall be considered valid up to and including the amount of such excess, and the number of shares of such series subject to each Bid with the same rate shall be reduced pro rata to cover the number of shares of such series equal to such excess;

(C) subject to subclauses (A) and (B), if more than one Bid of an Existing Holder for shares of such series is submitted to the Auction Agent with different rates, such Bids shall be considered valid in the ascending order of their respective rates up to and including the amount of such excess; and

(D) in any such event, the number, if any, of such Outstanding shares of such series subject to any portion of Bids considered not valid in whole or in part under this clause (ii) shall be treated as the subject of a Bid for shares of such series by or on behalf of a Potential Holder at the rate therein specified; and

(iii) all Sell Orders for shares of such series shall be considered valid up to and including the excess of the number of Outstanding shares of such series held by such Existing Holder over the sum of shares of such series subject to valid Hold Orders referred to in clause (i) above and valid Bids referred to in clause (ii) above.

(e) If more than one Bid for one or more shares of a series of Preferred Shares is submitted to the Auction Agent by or on behalf of any Potential Holder, each such Bid submitted shall be a separate Bid, with the rate and number of shares therein specified.

(f) Any Order submitted by a Beneficial Owner or a Potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

3.	Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

(a) Not earlier than the Submission Deadline on each Auction Date for shares of a series of Preferred Shares, the Auction Agent shall assemble all valid Orders submitted or deemed submitted to it by the Broker-Dealers in respect of shares of such series (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a “Submitted Hold Order,” a “Submitted Bid” or a “Submitted Sell Order,” as the case may be, or as a “Submitted Order” and collectively as “Submitted Hold Orders,” “Submitted Bids” or “Submitted Sell Orders,” as the case may be, or as “Submitted Orders”) and shall determine for such series:

(i) the excess of the number of Outstanding shares of such series over the number of Outstanding shares of such series subject to Submitted Hold Orders (such excess being hereinafter referred to as the “Available Preferred Shares” of such series);

(ii) from the Submitted Orders for shares of such series whether:

(A) the number of Outstanding shares of such series subject to Submitted Bids of Potential Holders specifying one or more rates equal to or lower than the Maximum Rate for shares of such series;

exceeds or is equal to the sum of:

(B) the number of Outstanding shares of such series subject to Submitted Bids of Existing Holders specifying one or more rates higher than the Maximum Rate for shares of such series; and

(C) the number of Outstanding shares of such series subject to Submitted Sell Orders

(in the event such excess or such equality exists (other than because the number of shares of such series in subclauses (B) and (C) above is zero because all of the Outstanding shares of such series are subject to Submitted Hold Orders), such Submitted Bids in subclause (A) above being hereinafter referred to collectively as “Sufficient Clearing Bids” for shares of such series); and

(iii) if Sufficient Clearing Bids for shares of such series exist, the lowest rate specified in such Submitted Bids (the “Winning Bid Rate” for shares of such series) which if:

(A) (I) each such Submitted Bid of Existing Holders specifying such lowest rate and (II) all other such Submitted Bids of Existing Holders specifying lower rates were rejected, thus entitling such Existing Holders to continue to hold the shares of such series that are subject to such Submitted Bids; and

(B) (I) each such Submitted Bid of Potential Holders specifying such lowest rate and (II) all other such Submitted Bids of Potential Holders specifying lower rates were accepted;

would result in such Existing Holders described in subclause (A) above continuing to hold an aggregate number of Outstanding shares of such series which, when added to the number of Outstanding shares of such series to be purchased by such Potential Holders described in subclause (B) above, would equal not less than the Available Preferred Shares of such series.

(b) Promptly after the Auction Agent has made the determinations pursuant to paragraph 3(a) of this Part II, the Auction Agent shall advise the Trust of the Maximum Rate for shares of the series of Preferred Shares for which an Auction is being held on the Auction Date and, based on such determination, the Applicable Rate for shares of such series for the next succeeding Rate Period thereof as follows:

(i) if Sufficient Clearing Bids for shares of such series exist, that the Applicable Rate for all shares of such series for the next Succeeding Rate Period thereof shall be equal to the Winning Bid Rate for shares of such series so determined;

(ii) if Sufficient Clearing Bids for shares of such series do not exist (other than because all of the Outstanding shares of such series are subject to Submitted Hold Orders), that the Applicable Rate for all shares of such series for the next succeeding Rate Period thereof shall be equal to the Maximum Rate for shares of such series; or

(iii) if all of the Outstanding shares of such series are subject to Submitted Hold Orders, that the Dividend Period next succeeding the Auction shall automatically be the same length as the immediately preceding Dividend Period and the Applicable Rate for all shares of such series for the next succeeding Dividend Period thereof shall be the All Hold Rate.

4.	Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares.

Existing Holders shall continue to hold the Preferred Shares that are subject to Submitted Hold Orders, and, based on the determinations made pursuant to paragraph 3(a) of this Part II, the Submitted Bids and Submitted Sell Orders shall be accepted or rejected by the Auction Agent and the Auction Agent shall take such other action as set forth below:

(a) If Sufficient Clearing Bids for shares of a series of Preferred Shares have been made, all Submitted Sell Orders with respect to shares of such series shall be accepted and, subject to the provisions of paragraphs 4(d) and 4(e) of this Part II, Submitted Bids with respect to shares of such series shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids with respect to shares of such series shall be rejected:

(i) Existing Holders’ Submitted Bids for shares of such series specifying any rate that is higher than the Winning Bid Rate for shares of such series shall be accepted, thus requiring each such Existing Holder to sell the Preferred Shares subject to such Submitted Bids;

(ii) Existing Holders’ Submitted Bids for shares of such series specifying any rate that is lower than the Winning Bid Rate for shares of such series shall be rejected, thus entitling each such Existing Holder to continue to hold the Preferred Shares subject to such Submitted Bids;

(iii) Potential Holders’ Submitted Bids for shares of such series specifying any rate that is lower than the Winning Bid Rate for shares of such series shall be accepted;

(iv) each Existing Holder’s Submitted Bid for shares of such series specifying a rate that is equal to the Winning Bid Rate for shares of such series shall be rejected, thus entitling such Existing Holder to continue to hold the Preferred Shares subject to such Submitted Bid, unless the number of Outstanding Preferred Shares subject to all such Submitted Bids shall be greater than the number of Preferred Shares (“remaining shares”) equal to the excess of the Available Preferred Shares of such series over the number of Preferred Shares subject to Submitted Bids described in clauses (ii) and (iii) of this paragraph 4(a), in which event such Submitted Bid of such Existing Holder shall be rejected in part, and such Existing Holder shall be entitled to continue to hold Preferred Shares subject to such Submitted Bid, but only in an amount equal to the number of Preferred Shares of such series obtained by multiplying the number of remaining shares by a fraction, the numerator of which shall be the number of Outstanding Preferred Shares held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding Preferred Shares subject to such Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate for shares of such series; and

(v) each Potential Holder’s Submitted Bid for shares of such series specifying a rate that is equal to the Winning Bid Rate for shares of such series shall be accepted but only in an amount equal to the number of shares of such series obtained by multiplying the number of shares in the excess of the Available Preferred Shares of such series over the number of Preferred Shares subject to Submitted

Bids described in clauses (ii) through (iv) of this paragraph 4(a) by a fraction, the numerator of which shall be the number of Outstanding Preferred Shares subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding Preferred Shares subject to such Submitted Bids made by all such Potential Holders that specified a rate equal to the Winning Bid Rate for shares of such series.

(b) If Sufficient Clearing Bids for shares of a series of Preferred Shares have not been made (other than because all of the Outstanding shares of such series are subject to Submitted Hold Orders), subject to the provisions of paragraph 4(d) of this Part II, Submitted Orders for shares of such series shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids for shares of such series shall be rejected:

(i) Existing Holders’ Submitted Bids for shares of such series specifying any rate that is equal to or lower than the Maximum Rate for shares of such series shall be rejected, thus entitling such Existing Holders to continue to hold the Preferred Shares subject to such Submitted Bids;

(ii) Potential Holders’ Submitted Bids for shares of such series specifying any rate that is equal to or lower than the Maximum Rate for shares of such series shall be accepted; and

(iii) Each Existing Holder’s Submitted Bid for shares of such series specifying any rate that is higher than the Maximum Rate for shares of such series and the Submitted Sell Orders for shares of such series of each Existing Holder shall be accepted, thus entitling each Existing Holder that submitted or on whose behalf was submitted any such Submitted Bid or Submitted Sell Order to sell the shares of such series subject to such Submitted Bid or Submitted Sell Order, but in both cases only in an amount equal to the number of shares of such series obtained by multiplying the number of shares of such series subject to Submitted Bids described in clause (ii) of this paragraph (b) by a fraction, the numerator of which shall be the number of Outstanding shares of such series held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the aggregate number of Outstanding shares of such series subject to all such Submitted Bids and Submitted Sell Orders.

(c) If all of the Outstanding shares of a series of Preferred Shares are subject to Submitted Hold Orders, all Submitted Bids for shares of such series shall be rejected.

(d) If, as a result of the procedures described in clause (iv) or (v) of paragraph 4(a) or clause (iii) of paragraph 4(b) of this Part II, any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of a series of Preferred Shares on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of Preferred Shares of such series to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date as a result of such procedures so that the number of shares so purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be whole Preferred Shares.

(e) If, as a result of the procedures described in clause (v) of paragraph 4(a) of this Part II, any Potential Holder would be entitled or required to purchase less than a whole share of a series of Preferred Shares on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, allocate Preferred Shares of such series for purchase among Potential Holders so that only whole shares of

Preferred Shares of such series are purchased on such Auction Date as a result of such procedures by any Potential Holder, even if such allocation results in one or more Potential Holders not purchasing Preferred Shares of such series on such Auction Date.

(f) Based on the results of each Auction for shares of a series of Preferred Shares, the Auction Agent shall determine the aggregate number of shares of such series to be purchased and the aggregate number of shares of such series to be sold by Potential Holders and Existing Holders and, with respect to each Potential Holder and Existing Holder, to the extent that such aggregate number of shares to be purchased and such aggregate number of shares to be sold differ, determine to which other Potential Holder(s) or Existing Holder(s) they shall deliver, or from which other Potential Holder(s) or Existing Holder(s) they shall receive, as the case may be, Preferred Shares of such series. Notwithstanding any provision of the Auction Procedures to the contrary, in the event an Existing Holder or Beneficial Owner of a series of Preferred Shares with respect to whom a Broker-Dealer submitted a Bid to the Auction Agent for such shares that was accepted in whole or in part, or submitted or is deemed to have submitted a Sell Order for such shares that was accepted in whole or in part, fails to instruct its Agent Member to deliver such shares against payment therefor, partial deliveries of Preferred Shares that have been made in respect of Potential Holders’ or Potential Beneficial Owners’ submitted Bids for shares of such series that have been accepted in whole or in part shall constitute good delivery to such Potential Holders and Potential Beneficial Owners.

(g) Neither the Trust nor the Auction Agent nor any affiliate of either shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder, a Beneficial Owner, a Potential Beneficial Owner or its respective Agent Member to deliver Preferred Shares of any series or to pay for Preferred Shares of any series sold or purchased pursuant to the Auction Procedures or otherwise.

5.	Auction Agent.

For so long as any Preferred Shares are outstanding, the Auction Agent, duly appointed by the Trust to so act, shall be in each case a commercial bank, trust company or other institution independent of the Trust and its affiliates (which, however, may engage or have engaged in business transactions with the Trust or its affiliates), and at no time shall the Trust or any of its affiliates act as the Auction Agent in connection with the Auction Procedures. If the Auction Agent resigns or for any reason its appointment is terminated during any period that any Preferred Shares are outstanding, the Trustees shall attempt to appoint another qualified commercial bank, trust company or institution to act as the Auction Agent. The Auction Agent’s registry of Existing Holders of a series of Preferred Shares shall be conclusive and binding on the Broker-Dealers. A Broker-Dealer may inquire of the Auction Agent between 3:00 p.m. on the Business Day preceding an Auction for a series of Preferred Shares and 9:30 a.m. on the Auction Date for such Auction to ascertain the number of shares of such series in respect of which the Auction Agent has determined such Broker-Dealer to be an Existing Holder. If such Broker-Dealer believes it is the Existing Holder of fewer shares of such series than specified by the Auction Agent in response to such Broker-Dealer’s inquiry, such Broker-Dealer may so inform the Auction Agent of that belief. Such Broker-Dealer shall not, in its capacity as Existing Holder of shares of such series, submit Orders in such Auction in respect of shares of such series covering in the aggregate more than the number of shares of such series specified by the Auction Agent in response to such Broker-Dealer’s inquiry.

6.	Transfer of Preferred Shares.

Unless otherwise permitted by the Trust, a Beneficial Owner or an Existing Holder may sell, transfer or otherwise dispose of Preferred Shares only in whole shares and only pursuant to a Bid or Sell Order placed with the Auction Agent in accordance with the procedures described in this Part II or to a Broker-Dealer; provided, however, that (a) a sale, transfer or other disposition of Preferred Shares from a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer as the holder of such shares to that Broker-Dealer or another customer of that Broker-Dealer shall not be deemed to be a sale, transfer or other disposition for purposes of this paragraph 6 if such Broker-Dealer remains the Existing Holder of the shares so sold, transferred or disposed of immediately after such sale, transfer or disposition and (b) in the case of all transfers other than pursuant to Auctions, the Broker-Dealer (or other Person, if permitted by the Trust) to whom such transfer is made shall advise the Auction Agent of such transfer.

7.	Global Certificate.

Prior to the commencement of a Voting Period, (i) all of the shares of a series of Preferred Shares outstanding from time to time shall be represented by one global certificate registered in the name of the Securities Depository or its nominee and (ii) no registration of transfer of shares of a series of Preferred Shares shall be made on the books of the Trust to any Person other than the Securities Depository or its nominee.

PROXY TABULATOR	Vote this proxy card TODAY!
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HINGHAM, MA 02043-9976	of additional mailings.

MAIL:	Return the signed proxy card in the enclosed envelope.

WESTERN ASSET PREMIER BOND FUND

PREFERRED SHARES

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Todd Kuehl, Richard Sennett, and Richard Wachterman and each of them, attorneys and proxies for the undersigned, with full power of substitution and revocation to represent the undersigned and to vote on behalf of the undersigned all preferred shares of beneficial interest of the Western Asset Premier Bond Fund (the “Fund”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Fund to be held at 100 International Drive, Baltimore, Maryland on April 30, 2014, at 8:30 a.m., Eastern Time and at any adjournments or postponements thereof (the “Meeting”). The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and accompanying proxy statement and hereby instructs said attorneys and proxies to vote said shares indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. The undersigned hereby revokes any proxy previously given.

This proxy, if properly executed, will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted FOR the approval of both of the proposed amendments to the Fund’s Bylaws listed as items 1.A. and 1.B. on the reverse side of this proxy card.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE	Dated

Signature(s) (Title(s), if applicable)	(Sign in the Box)

Note: Please sign exactly as your name appears on this Proxy. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian, etc., please so indicate. Corporate or partnership proxies should be signed by an authorized person indicating the person’s title.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. Example:

The Board of Trustees recommends a vote “FOR” the following proposals:

Proposals 1.A. - 1.B. To approve amendments to the Fund’s Bylaws	FOR	AGAINST	ABSTAIN

1.A. To approve an amendment to the Fund’s Bylaws that authorize the Fund to borrow money under the conditions set forth in the proposed amendment.	☐	☐	☐

1.B. To approve an amendment to the Fund’s Bylaws that change the definition of the term “Lien” to exclude liens related to borrowings described in proposal 1.A.	☐	☐	☐

PLEASE SIGN ON REVERSE SIDE